Exhibit 99.3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Vanguard Health Systems, Inc.

We have audited the accompanying consolidated balance sheets of Vanguard Health Systems, Inc. as of June 30, 2009 and 2008, and the related consolidated statements of operations, equity and cash flows for each of the three years in the period ended June 30, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in paragraph 3 of Note 1, effective July 1, 2009, the Company retrospectively adopted the presentation and disclosure requirements of FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (codified in FASB ASC Topic 810, Consolidation).

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Vanguard Health Systems, Inc. at June 30, 2009 and 2008, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 2009, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Nashville, Tennessee
September 2, 2009, except for paragraph 3 of Note 1, as to which the date is January 19, 2010

VANGUARD HEALTH SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

	June 30,	June 30,
	2008	2009
	(In millions except share and per share amounts)

ASSETS
Current assets:
Cash and cash equivalents	$141.6	$308.2
Restricted cash	2.1	1.9
Marketable securities	26.3	—
Accounts receivable, net of allowance for doubtful accounts of approximately $117.7 and $121.5 at June 30, 2008 and 2009, respectively	300.4	275.3
Inventories	49.2	48.3
Deferred tax assets	24.5	29.6
Prepaid expenses and other current assets	55.8	68.4

Total current assets	599.9	731.7
Property, plant and equipment, net of accumulated depreciation	1,174.0	1,174.1
Goodwill	689.2	692.1
Intangible assets, net of accumulated amortization	61.4	54.6
Investments in and advances to affiliates	6.0	5.4
Investments in auction rate securities	—	21.6
Other assets	51.8	51.6

Total assets	$2,582.3	$2,731.1

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$155.1	$127.9
Accrued salaries and benefits	97.4	133.9
Accrued health plan claims	51.1	117.6
Accrued interest	13.2	13.2
Other accrued expenses and current liabilities	57.3	79.5
Current maturities of long-term debt	8.0	8.0

Total current liabilities	382.1	480.1
Professional and general liability and workers compensation reserves	74.1	76.7
Other liabilities	22.9	34.9
Long-term debt, less current maturities	1,529.5	1,543.6
Commitments and contingencies
Equity:
Vanguard Health Systems, Inc. stockholders’ equity:
Common Stock; $.01 par value, 1,000,000 shares authorized, 749,550 shares issued and outstanding at June 30, 2008 and 2009, respectively	—	—
Additional paid-in capital	647.1	651.3
Accumulated other comprehensive income (loss)	2.8	(6.8)
Retained deficit	(85.3)	(56.7)

Total Vanguard Health Systems, Inc. stockholders’ equity	564.6	587.8
Non-controlling interests	9.1	8.0

Total equity	573.7	595.8

Total liabilities and equity	$2,582.3	$2,731.1

See accompanying notes.

VANGUARD HEALTH SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended June 30,
	2007	2008	2009
	(In millions)

Patient service revenues	$2,179.3	$2,340.5	$2,521.7
Premium revenues	401.4	450.2	678.0

Total revenues	2,580.7	2,790.7	3,199.7
Costs and expenses:
Salaries and benefits (includes stock compensation of $1.2, $2.5 and $4.4, respectively)	1,067.9	1,152.7	1,240.1
Health plan claims expense	297.0	328.2	525.6
Supplies	421.8	434.5	456.3
Provision for doubtful accounts	175.2	205.6	210.8
Purchased services	141.2	149.5	167.4
Non-income taxes	28.6	28.3	52.2
Rents and leases	37.4	41.8	43.5
Other operating expenses	167.8	186.2	205.8
Depreciation and amortization	118.6	131.0	130.6
Interest, net	123.8	122.1	111.6
Impairment loss	123.8	—	6.2
Other expenses	0.2	6.5	2.7

Income (loss) from continuing operations before income taxes	(122.6)	4.3	46.9
Income tax expense (benefit)	(11.6)	1.7	16.0

Income (loss) from continuing operations	(111.0)	2.6	30.9
Income (loss) from discontinued operations, net of taxes	(19.1)	(0.3)	0.9

Net income (loss)	(130.1)	2.3	31.8
Less: Net income attributable to non-controlling interests	(2.6)	(3.0)	(3.2)

Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$(132.7)	$(0.7)	$28.6

Amounts attributable to Vanguard Health Systems, Inc. stockholders:
Income (loss) from continuing operations, net of taxes	$(113.6)	$(0.4)	$27.7
Income (loss) from discontinued operations, net of taxes	(19.1)	(0.3)	0.9

Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$(132.7)	$(0.7)	$28.6

See accompanying notes.

VANGUARD HEALTH SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF EQUITY

	Vanguard Health Systems, Inc. Stockholders
				Accumulated
			Additional	Other	Retained
	Common Stock		Paid-In	Comprehensive	Earnings	Non-Controlling	Total
	Shares	Amount	Capital	Income (Loss)	(Deficit)	Interests	Equity
	(In millions, except share amounts)

Balance at June 30, 2006	749,550	$—	$643.7	$—	$45.5	$9.4	$698.6
Stock compensation (non-cash)	—	—	1.2	—	—	—	1.2
Distributions paid to non-controlling interests and other	—	—	—	—	—	(2.7)	(2.7)
Repurchase of equity incentive units	—	—	(0.2)	—	—	—	(0.2)
Issuance of common stock	195	—	0.2	—	—	—	0.2
Repurchase of common stock	(195)	—	(0.3)	—	—	—	(0.3)
Net income (loss)	—	—	—	—	(132.7)	2.6	(130.1)

Balance at June 30, 2007	749,550	—	644.6	—	(87.2)	9.3	566.7
Stock compensation (non-cash)	—	—	2.5	—	—	—	2.5
Distributions paid to non-controlling interests and other	—	—	—	—	—	(3.2)	(3.2)
Issuance of common stock	168	—	0.2	—	—	—	0.2
Repurchase of common stock	(168)	—	(0.2)	—	—	—	(0.2)
Cumulative effect of adoption of FIN 48	—	—	—	—	2.6	—	2.6
Comprehensive income:
Change in fair value of interest rate swap (net of tax effect)	—	—	—	2.8	—	—	2.8
Net income (loss)	—	—	—	—	(0.7)	3.0	2.3

Total comprehensive income				2.8	(0.7)	3.0	5.1

Balance at June 30, 2008	749,550	—	647.1	2.8	(85.3)	9.1	573.7
Stock compensation (non-cash)	—	—	4.4	—	—	—	4.4
Distributions paid to non-controlling interests and other	—	—	—	—	—	(4.3)	(4.3)
Repurchase of equity incentive units	—	—	(0.2)	—	—	—	(0.2)
Comprehensive income:
Change in fair value of interest rate swap (net of tax effect)	—	—	—	(7.1)	—	—	(7.1)
Change in fair value of auction rate securities (net of tax effect)	—	—	—	(2.5)	—	—	(2.5)
Net income	—	—	—	—	28.6	3.2	31.8

Total comprehensive income				(9.6)	28.6	3.2	22.2

Balance at June 30, 2009	749,550	$—	$651.3	$(6.8)	$(56.7)	$8.0	$595.8

See accompanying notes.

VANGUARD HEALTH SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended June 30,
	2007	2008	2009
	(In millions)

Operating activities:
Net income (loss)	$(130.1)	$2.3	$31.8
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Loss (income) from discontinued operations	19.1	0.3	(0.9)
Depreciation and amortization	118.6	131.0	130.6
Provision for doubtful accounts	175.2	205.6	210.8
Amortization of loan costs	4.5	4.9	5.4
Accretion of principal on senior discount notes	17.5	19.5	21.8
Loss (gain) on disposal of assets	(4.1)	0.9	(2.3)
Stock compensation	1.2	2.5	4.4
Deferred income taxes	(12.7)	(2.2)	5.6
Impairment loss	123.8	—	6.2
Realized holding loss on investments	—	—	0.6
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions
Accounts receivable	(204.0)	(223.6)	(185.2)
Inventories	(1.9)	(4.1)	1.0
Prepaid expenses and other current assets	(30.0)	(19.7)	(13.0)
Accounts payable	7.4	12.2	(27.3)
Accrued expenses and other liabilities	37.5	45.2	122.7

Net cash provided by operating activities — continuing operations	122.0	174.8	312.2
Net cash provided by operating activities — discontinued operations	3.6	1.5	0.9

Net cash provided by operating activities	125.6	176.3	313.1
Investing activities:
Acquisitions	(0.2)	(0.2)	(4.4)
Capital expenditures	(164.3)	(121.6)	(132.1)
Proceeds from asset dispositions	9.5	0.4	4.9
Purchases of marketable securities	(120.0)	(90.0)	—
Sales of marketable securities	120.0	63.7	—
Other	2.0	1.1	(2.0)

Net cash used in investing activities — continuing operations	(153.0)	(146.6)	(133.6)
Net cash provided by investing activities — discontinued operations	34.5	2.8	—

Net cash used in investing activities	(118.5)	(143.8)	(133.6)
Financing activities:
Payments of long-term debt	(8.0)	(7.8)	(7.8)
Payments to retire stock, equity incentive units and stock options	(0.5)	(0.2)	(0.2)
Proceeds from the exercise of stock options	0.2	0.2	—
Distributions paid to non-controlling interests	(2.3)	(3.2)	(4.9)

Net cash used in financing activities	(10.6)	(11.0)	(12.9)

Increase (decrease) in cash and cash equivalents	(3.5)	21.5	166.6
Cash and cash equivalents at beginning of year	123.6	120.1	141.6

Cash and cash equivalents at end of year	$120.1	$141.6	$308.2

Supplemental cash flow information:
Net interest paid	$107.8	$99.1	$86.4

Net income taxes paid	$0.9	$1.3	$17.3

Supplemental noncash activities:
Capitalized interest	$3.0	$1.4	$2.0

Change in fair value of interest rate swap, net of taxes	$—	$2.8	$(7.1)

Change in fair value of auction rate securities, net of taxes	$—	$—	$(2.5)

VANGUARD HEALTH SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS — Continued

	For the Year Ended June 30,
	2007	2008	2009
	(In millions)

Acquisitions of businesses:
Cash paid, net of cash received	$0.2	$0.2	$4.4
Fair value of assets acquired	—	0.2	2.1
Liabilities assumed	—	—	(0.6)

Net assets acquired	—	0.2	1.5

Goodwill and intangible assets acquired	$0.2	$—	$2.9

Dispositions of businesses:
Cash received	$37.0	$3.0	$—
Carrying value of assets sold	(42.1)	—	—
Escrow receivable	3.0	(3.0)	—
Liabilities assumed by buyer	5.5	—	—

Goodwill and intangible assets disposed	$3.4	$—	$—

See accompanying notes.

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009

1.	Business and Basis of Presentation

Business

Vanguard Health Systems, Inc. (“Vanguard”) is an investor-owned healthcare company whose affiliates own and operate hospitals and related healthcare businesses in urban and suburban areas. As of June 30, 2009, Vanguard’s affiliates owned and managed 15 acute care hospitals with 4,135 licensed beds and related outpatient service locations complementary to the hospitals providing healthcare services in San Antonio, Texas; metropolitan Phoenix, Arizona; metropolitan Chicago, Illinois; and Massachusetts. Vanguard also owns managed health plans in Chicago and Phoenix and two surgery centers in Orange County, California.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of subsidiaries and affiliates controlled by Vanguard. Vanguard generally defines control as the ownership of the majority of an entity’s voting interests. Vanguard also consolidates any entities for which it receives the majority of the entity’s expected returns or is at risk for the majority of the entity’s expected losses based upon its investment or financial interest in the entity. All material intercompany accounts and transactions have been eliminated. Since none of Vanguard’s common shares are publicly held, no earnings per share information is presented in the accompanying consolidated financial statements. Certain prior year amounts from the accompanying consolidated balance sheet have been reclassified to conform to current year presentation. The majority of Vanguard’s expenses are “cost of revenue” items. Costs that could be classified as general and administrative include certain Vanguard corporate office costs, which approximated $30.2 million, $44.3 million and $54.5 million for the years ended June 30, 2007, 2008 and 2009, respectively.

Certain balances in the accompanying consolidated financial statements and these notes have been reclassified to give retrospective presentation for the transition guidance of accounting for non-controlling interests in consolidated financial statements. The following describes the impact to Vanguard’s consolidated financial statements as of and for the years ended June 30, 2007, 2008 and 2009 for this reclassification.

•	Vanguard reclassified its minority interests in equity of consolidated entities from the liabilities section of its balance sheets to equity. These reclassifications were $9.3 million, $9.1 million and $8.0 million as of June 30, 2007, 2008 and 2009, respectively. Vanguard had one non-controlling interest whose classification was included in mezzanine equity due to the existence of redemption features that are outside the control of Vanguard. However, the fair value of this non-controlling interest was zero (the maximum redemption value) as of June 30, 2007, 2008 and 2009.

•	Net income (loss) attributable to non-controlling interests is no longer deducted to arrive at net income (loss). Instead, net income (loss) is attributed to the controlling and non-controlling interests in the consolidated statements of operations. Accordingly, net income increased or net loss decreased by $2.6 million, $3.0 million and $3.2 million for the years ended June 30, 2007, 2008 and 2009, respectively, compared to the calculation of net income (loss) under previous guidance for those periods.

•	The payment of cash distributions to the entities holding the non-controlling interests are now reported as financing activities on the consolidated statements of cash flows instead of being included in operating activities. These cash distributions were $2.3 million, $3.2 million and $4.9 million for the years ended June 30, 2007, 2008 and 2009, respectively.

Use of Estimates

In preparing Vanguard’s consolidated financial statements in conformity with accounting principles generally accepted in the United States, management makes estimates and assumptions that affect the amounts recorded or classification of items in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	Summary of Significant Accounting Policies

Revenues and Revenue Deductions

Vanguard recognizes patient service revenues during the period the healthcare services are provided based upon estimated amounts due from payers. Vanguard estimates contractual adjustments and allowances based upon payment terms set forth in managed care health plan contracts and by federal and state regulations. For the majority of its patient service revenues, Vanguard applies contractual adjustments to patient accounts at the time of billing using specific payer contract terms entered into the accounts receivable systems, but in some cases Vanguard records an estimated allowance until payment is received. Vanguard derives most of its patient service revenues from healthcare services provided to patients with Medicare and related managed Medicare plans or managed care insurance coverage. Medicare, which represented 26%, 26% and 25% of Vanguard’s net patient revenues during its fiscal years ended June 30, 2007, 2008 and 2009, respectively, was the only individual payer for which Vanguard derived more than 10% of net patient revenues during those periods.

Services provided to Medicare and related managed Medicare patients are generally reimbursed at prospectively determined rates per diagnosis (“PPS”), while services provided to managed care patients are generally reimbursed based upon predetermined rates per diagnosis, per diem rates or discounted fee-for-service rates. Medicaid reimbursements vary by state.

Medicare regulations and Vanguard’s principal managed care contracts are often complex and may include multiple reimbursement mechanisms for different types of services provided in its healthcare facilities. To obtain reimbursement for certain services under the Medicare program, Vanguard must submit annual cost reports and record estimates of amounts owed to or receivable from Medicare. These cost reports include complex calculations and estimates related to indirect medical education, disproportionate share payments, reimbursable Medicare bad debts and other items that are often subject to interpretation that could result in payments that differ from recorded estimates. Vanguard estimates amounts owed to or receivable from the Medicare program using the best information available and its interpretation of the applicable Medicare regulations. Vanguard includes differences between original estimates and subsequent revisions to those estimates (including final cost report settlements) in the consolidated statements of operations in the period in which the revisions are made. Net adjustments for final third party settlements increased patient service revenues and income from continuing operations before income taxes by $6.3 million, $7.9 million and $8.0 million during the years ended June 30, 2007, 2008 and 2009, respectively. Additionally, updated regulations and contract negotiations occur frequently, which necessitates continual review of estimation processes by management. Management believes that future adjustments to its current third party settlement estimates will not significantly impact Vanguard’s results of operations or financial position.

Vanguard does not pursue collection of amounts due from uninsured patients that qualify for charity care under its guidelines (currently those uninsured patients whose incomes are equal to or less than 200% of the current federal poverty guidelines set forth by the Department of Health and Human Services). Vanguard deducts charity care accounts from revenues when it determines that the account meets its charity care guidelines. Vanguard also provides discounts from billed charges and alternative payment structures for uninsured patients who do not qualify for charity care but meet certain other minimum income guidelines, primarily those uninsured patients with incomes between 200% and 500% of the federal poverty guidelines. During the years ended June 30, 2007, 2008 and 2009, Vanguard deducted $86.1 million, $86.1 million and $91.8 million of charity care from revenues, respectively.

During the third quarter of its fiscal year ended June 30, 2007, Vanguard was approved to receive payments under the Bexar County, Texas upper payment limit (“UPL”) Medicaid payment program. UPL programs allow private hospitals to enter into indigent care affiliation agreements with governmental entities. Within the parameters of these programs, private hospitals expand charity care services to indigent patients and alleviate expenses for the governmental entity. The governmental entity is then able to utilize its tax revenue to fund the Medicaid program for

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

private hospitals. Vanguard recognizes revenues from the UPL program when Vanguard becomes entitled to the expected reimbursements, including a federal match portion, and such reimbursements are assured.

During the third quarter of fiscal 2009, the federal government approved federal matching funds for the Illinois Provider Tax Assessment (“PTA”) program. The PTA program enables the state of Illinois to increase funding for its state Medicaid plan. Hospitals providing services to Medicaid enrollees receive funds directly from the state. Hospital providers, with certain exceptions, are then assessed a provider tax, which is payable to the state, and may or may not exceed funds received from the state. Vanguard recognizes revenues equal to the gross payments to be received when such payments are assured. Vanguard received $24.9 million of cash from this program during the year ended June 30, 2009, all of which increased revenues and $13.4 million of which was subsequently paid to the state and is included in non-income taxes in our consolidated statement of operations for the year ended June 30, 2009.

Effective for service dates on or after April 1, 2009, as a result of a state mandate, Vanguard implemented a new uninsured discount policy for those patients receiving services in its Illinois hospitals who had no insurance coverage and who did not otherwise qualify for charity care under its guidelines. Under this policy, Vanguard applies an uninsured discount (calculated as a standard percentage of gross charges) at the time of patient billing and includes this discount as a reduction to patient service revenues. These discounts were approximately $11.7 million for the year ended June 30, 2009. Vanguard implemented this policy for most of its remaining facilities effective July 1, 2009 and expects to implement it at all of its facilities by the end of its fiscal year 2010.

Vanguard had premium revenues from its health plans of $401.4 million, $450.2 million and $678.0 million during the years ended June 30, 2007, 2008 and 2009, respectively. Vanguard’s health plans, Phoenix Health Plan (“PHP”), Abrazo Advantage Health Plan (“AAHP”) and MacNeal Health Providers (“MHP”), have agreements with the Arizona Health Care Cost Containment System (“AHCCCS”), Centers for Medicare and Medicaid Services (“CMS”) and various health maintenance organizations (“HMOs”), respectively, to contract to provide medical services to subscribing participants. Under these agreements, Vanguard’s health plans receive monthly payments based on the number of HMO participants in MHP or the number and coverage type of enrollees in PHP and AAHP. Vanguard’s health plans recognize the payments as revenues in the month in which members are entitled to healthcare services with the exception of AAHP Medicare Part D reinsurance premiums and low income subsidy cost sharing premiums that are recorded as a liability to fund future healthcare costs or else repaid to the government.

Cash and Cash Equivalents

Vanguard considers all highly liquid investments with maturity of 90 days or less when purchased to be cash equivalents. Vanguard manages its credit exposure by placing its investments in high quality securities and by periodically evaluating the relative credit standing of the financial institutions holding its cash and investments.

Restricted Cash

As of June 30, 2008 and 2009, Vanguard had restricted cash balances of $2.1 million and $1.9 million, respectively. These balances primarily represent restricted cash accounts related to liquidity requirements of AAHP and certain other arrangements.

Accounts Receivable

Vanguard’s primary concentration of credit risk is patient accounts receivable, which consists of amounts owed by various governmental agencies, insurance companies and private patients. Vanguard manages the receivables by regularly reviewing its accounts and contracts and by providing appropriate allowances for contractual discounts and uncollectible amounts. Vanguard typically writes off uncollected accounts receivable 180 days subsequent to discharge date. Medicare program net receivables, including managed Medicare receivables, comprised

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

approximately 31% and 33% of net patient receivables as of June 30, 2008 and 2009, respectively. Medicare revenues are included in the acute care services operating segment. Receivables from various state Medicaid programs and managed Medicaid programs comprised approximately 23% and 21% of net patient receivables as of June 30, 2008 and 2009, respectively. Remaining receivables relate primarily to various HMO and Preferred Provider Organization (“PPO”) payers, commercial insurers and private patients. Concentration of credit risk for these payers is limited by the number of patients and payers.

Effective July 1, 2007, Vanguard began estimating the allowance for doubtful accounts using a standard policy that reserves 100% of all accounts aged greater than 365 days subsequent to discharge date plus a standard percentage of uninsured accounts less than 365 days old plus a standard percentage of self-pay after insurance/Medicare less than 365 days old. Vanguard’s previous policy reserved all accounts greater than 180 days plus a market-specific percentage of uninsured and self-pay after insurance/Medicare balances. Effective June 30, 2008, Vanguard adjusted its policy to increase the standard percentages applied to uninsured accounts and self-pay after insurance/Medicare accounts. Vanguard adjusted its standard percentages again in April 2009 to consider the impact of its new uninsured discount policy, as previously described. Vanguard tests its allowance for doubtful accounts policy quarterly using a hindsight calculation that utilizes write-off data for all payer classes during the previous twelve-month period to estimate the allowance for doubtful accounts at a point in time. Vanguard also supplements its analysis by comparing cash collections to net patient revenues and monitoring self-pay utilization. Significant changes in payer mix, business office operations, general economic conditions and healthcare coverage provided by federal or state governments or private insurers may have a significant impact on Vanguard’s estimates and significantly affect its results of operations and cash flows.

Prior to the implementation of its new uninsured discount policy and for those accounts not yet transitioned to the new uninsured discount policy, Vanguard classifies accounts pending Medicaid approval as Medicaid accounts in its accounts receivable aging report and records a manual contractual allowance for these accounts based upon the average Medicaid reimbursement rate for that specific state. For accounts that do not successfully qualify for Medicaid coverage and do not meet the requisite charity guidelines, the previously recorded Medicaid contractual adjustment remains a revenue deduction, and the remaining net account balance is reclassified to the uninsured status and subjected to the allowance for doubtful accounts policy. If accounts do not qualify for Medicaid but, do qualify as charity care, the contractual adjustments are reversed and the gross account balance is recorded as a charity deduction.

Upon the implementation of the new uninsured discount policy, all uninsured accounts (including those pending Medicaid qualification) that do not qualify for charity care receive the standard uninsured discount with the balance subject to Vanguard’s allowance for doubtful accounts policy. For accounts subsequently qualified for Medicaid coverage, the uninsured discount is reversed and the account is reclassified into Medicaid accounts receivable with the appropriate contractual deduction applied.

A summary of Vanguard’s allowance for doubtful accounts activity, including those for discontinued operations, during the three most recent fiscal years follows (in millions).

		Additions	Accounts
	Balance at	Charged to	Written	Balance at
	Beginning	Costs and	Off, Net of	End of
	of Period	Expenses	Recoveries	Period

Allowance for doubtful accounts:
Year ended June 30, 2007	$103.5	$191.3	$181.6	$113.2
Year ended June 30, 2008	$113.2	$201.0	$196.5	$117.7
Year ended June 30, 2009	$117.7	$210.8	$207.0	$121.5

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Inventories

Inventories, consisting of medical supplies and pharmaceuticals, are stated at the lower of cost (first-in, first-out) or market.

Property, Plant and Equipment

Purchases of property, plant and equipment are stated at cost. Routine maintenance and repairs are charged to expense as incurred. Expenditures that increase values, change capacities or extend useful lives are capitalized. For assets other than leasehold improvements depreciation is computed using the straight-line method over the estimated useful lives of the assets, which approximate 18 months to 44 years. Leasehold improvements are depreciated over the lesser of the estimated useful life or term of the lease. Depreciation expense was approximately $115.4 million, $127.8 million and $127.0 million for the years ended June 30, 2007, 2008 and 2009, respectively. Vanguard tests its property, plant and equipment and other long-lived assets for impairment as management becomes aware of impairment indicators.

During fiscal 2007, 2008 and 2009, Vanguard capitalized $3.0 million, $1.4 million and $2.0 million of interest, respectively, associated with certain of its hospital construction and expansion projects. Vanguard estimates that it is contractually obligated to expend approximately $33.1 million related to projects classified as construction in progress as of June 30, 2009. Vanguard also capitalizes costs associated with developing computer software for internal use. Vanguard capitalizes both internal and external direct costs, excluding training, during the application development stage primarily for the purpose of customizing vendor software to integrate with our hospitals’ information systems. The estimated net value of capitalized internal use software included in net property, plant and equipment, was approximately $49.0 million and $52.0 million as of June 30, 2008 and 2009, respectively. The amortization expense for internal use software, included in depreciation expense, was $6.3 million, $9.9 million and $9.5 million for the years ended June 30, 2007, 2008 and 2009, respectively.

The following table provides the gross asset balances for each major class of asset and total accumulated depreciation as of June 30, 2008 and 2009 (in millions).

	June 30,	June 30,
	2008	2009

Class of asset:
Land and improvements	$143.5	$148.7
Buildings and improvements	826.2	842.4
Equipment	558.9	641.5
Construction in progress	40.4	60.0

	1,569.0	1,692.6
Less: accumulated depreciation	(395.0)	(518.5)

Net property, plant and equipment	$1,174.0	$1,174.1

Investments in Auction Rate Securities

At June 30, 2009, Vanguard held $21.6 million in total available for sale investments in auction rate securities (“ARS”) backed by student loans, which are included in long-term investments in auction rate securities on its consolidated balance sheet due to inactivity in the primary ARS market during the past year. The par value of the ARS was $26.3 million as of June 30, 2009. As of June 30, 2008, Vanguard had reflected the ARS as current marketable securities at par value. Vanguard recorded a $0.6 million realized holding loss on $10.0 million of these marketable securities during the quarter ended September 30, 2008, as a result of a tender offer Vanguard received from the Issuer of the ARS and accepted. However, the tender offer contained certain conditions that were not met by the December 2008 deadline, and the tender failed. Thus, Vanguard reclassified the $9.4 million of marketable

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

securities to investments in auction rate securities, along with the other outstanding ARS, on its condensed consolidated balance sheet as of December 31, 2008. Vanguard also recorded temporary impairments totaling $4.1 million ($2.5 million, net of taxes) related to all $26.3 million par value ARS during the year ended June 30, 2009, which are included in accumulated other comprehensive income (loss) on its consolidated balance sheet as of June 30, 2009.

Vanguard’s ARS were rated “AAA” by one or more major credit rating agencies at June 30, 2009. The ratings take into account insurance policies guaranteeing both the principal and accrued interest of the investments. The U.S. government guarantees approximately 96%-98% of the principal and accrued interest on each investment in student loans under the Federal Family Education Loan Program or other similar programs.

Vanguard does not currently intend to sell and does not believe it is more likely than not it will be required to sell its ARS prior to liquidity returning to the market and their fair value recovering to par value. Vanguard will continue to monitor market conditions for this type of ARS to ensure that its classification and fair value estimate for the ARS remain appropriate in future periods. If Vanguard intends to sell any of the ARS, prior to maturity, at an amount below carrying value, or if it becomes more likely than not that Vanguard will be required to sell its ARS, Vanguard will be required to recognize an other-than-temporary impairment.

Long-Lived Assets and Goodwill

Long-lived assets, including property, plant and equipment and amortizable intangible assets, comprise a significant portion of Vanguard’s total assets. Vanguard evaluates the carrying value of long-lived assets when impairment indicators are present or when circumstances indicate that impairment may exist. When management believes impairment indicators may exist, projections of the undiscounted future cash flows associated with the use of and eventual disposition of long-lived assets held for use are prepared. If the projections indicate that the carrying values of the long-lived assets are not expected to be recoverable, Vanguard reduces the carrying values to fair value. For long-lived assets held for sale, Vanguard compares the carrying values to an estimate of fair value less selling costs to determine potential impairment. Vanguard tests for impairment of long-lived assets at the lowest level for which cash flows are measurable. These impairment tests are heavily influenced by assumptions and estimates that are subject to change as additional information becomes available. Given the relatively few number of hospitals Vanguard owns and the significant amounts of long-lived assets attributable to those hospitals, an impairment of the long-lived assets for even a single hospital could materially adversely impact its operating results or financial position.

Goodwill also represents a significant portion of Vanguard’s total assets. Vanguard reviews goodwill for impairment annually during its fourth fiscal quarter or more frequently if certain impairment indicators arise. Vanguard reviews goodwill at the reporting unit level, which is one level below an operating segment. Vanguard compares the carrying value of the net assets of each reporting unit to the net present value of estimated discounted future cash flows of the reporting unit. If the carrying value exceeds the net present value of estimated discounted future cash flows, an impairment indicator exists and an estimate of the impairment loss is calculated. The fair value calculation includes multiple assumptions and estimates, including the projected cash flows and discount rates applied. Changes in these assumptions and estimates could result in goodwill impairment that could materially adversely impact Vanguard’s results of operations or statement of position.

Amortization of Intangible Assets

Amounts allocated to contract-based intangible assets, which represent PHP’s contract with AHCCCS and PHP’s various contracts with network providers, are amortized over their useful lives, which equal 10 years. No amortization is recorded for indefinite-lived intangible assets. Deferred loan costs and syndication costs are amortized over the life of the applicable credit facility or notes using the effective interest method. Physician income and service agreement guarantee intangible assets are recorded based upon the estimated future payments

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

under the contracts and are amortized over the applicable contract service periods. The useful lives over which intangible assets are amortized range from two years to ten years.

Income Taxes

Vanguard accounts for income taxes using the asset and liability method. These guidelines require the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

Vanguard believes that its tax return provisions are accurate and supportable, but certain tax matters require interpretations of tax law that may be subject to future challenge and may not be upheld under tax audit. To reflect the possibility that all of its tax positions may not be sustained, Vanguard maintains tax reserves that are subject to adjustment as updated information becomes available or as circumstances change. Vanguard records the impact of tax reserve changes to its income tax provision in the period in which the additional information, including the progress of tax audits, is obtained.

Vanguard assesses the realization of its deferred tax assets to determine whether an income tax valuation allowance is required. Based on all available evidence, both positive and negative, and the weight of that evidence to the extent such evidence can be objectively verified, Vanguard determines whether it is more likely than not that all or a portion of the deferred tax assets will be realized. The factors used in this determination include the following:
Cumulative losses in recent years
Income/losses expected in future years
Unsettled circumstances that, if favorably resolved, would adversely affect future operations
Availability, or lack thereof, of taxable income in prior carryback periods that would limit realization of tax benefits
Carryforward period associated with the deferred tax assets and liabilities
Prudent and feasible tax planning strategies

In addition, financial forecasts used in determining the need for or amount of federal and state valuation allowances are subject to changes in underlying assumptions and fluctuations in market conditions that could significantly alter Vanguard’s recoverability analysis and thus have a material adverse impact on Vanguard’s consolidated financial condition, results of operations or cash flows.

Accrued Health Plan Claims

During the years ended June 30, 2007, 2008 and 2009, health plan claims expense was $297.0 million, $328.2 million and $525.6 million, respectively, primarily representing health claims incurred by enrollees in PHP. Vanguard estimates PHP’s reserve for health claims using historical claims experience (including cost per member and payment lag time) and other actuarial data including number of enrollees and certain enrollee demographic information. Accrued health plan claims, including incurred but not reported claims, for all Vanguard health plans combined was approximately $51.1 million and $117.6 million as of June 30, 2008 and 2009, respectively. While management believes that its estimation methodology effectively captures trends in medical claims costs, actual payments could differ significantly from its estimates given changes in the healthcare cost structure or adverse experience. During the years ended June 30, 2007, 2008 and 2009, approximately $34.2 million, $31.2 million and $34.0 million, respectively, of accrued and paid claims for services provided to Vanguard’s health plan enrollees by its hospitals and its other healthcare facilities were eliminated in consolidation. Vanguard’s operating results and cash flows could be materially affected by increased or decreased utilization of its healthcare facilities by enrollees in its health plans.

Employee Health Insurance Reserve

Effective July 1, 2008, Vanguard began covering all of its employees under its self-insured medical plan. Prior to that, only a portion of Vanguard’s employees were covered under this self-insured plan. Claims are accrued under

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the self-insured medical plan as the incidents that give rise to them occur. Unpaid claims accruals are based on the estimated ultimate cost of settlement, including claim settlement expenses, in accordance with an average lag time and historical experience. The reserve for self-insured medical plan was approximately $1.5 million and $13.4 million as of June 30, 2008 and 2009, respectively, and is included in accrued salaries and benefits in the accompanying consolidated balance sheets. Vanguard mitigated its self-insured risk by purchasing stop-loss coverage for catastrophic claims at a $500,000 per enrollee annual limit. During the year ended June 30, 2009, approximately $23.1 million was eliminated upon consolidation related to self-insured medical claims expense incurred and revenues earned due to employee utilization of Vanguard’s healthcare facilities.

Professional and General Liability and Workers Compensation Reserves

Given the nature of its operating environment, Vanguard is subject to professional and general liability and workers compensation claims and related lawsuits in the ordinary course of business. For professional and general liability claims incurred from June 1, 2002 to May 31, 2006, Vanguard’s wholly owned captive subsidiary insured its professional and general liability risks at a $10.0 million retention level. For professional and general liability claims incurred from June 1, 2006 to June 30, 2009, Vanguard self-insured the first $9.0 million per claim, and the captive subsidiary insured the next $1.0 million per claim. Vanguard maintains excess coverage from independent third party insurers on a claims-made basis for individual claims exceeding $10.0 million up to $75.0 million, but limited to total annual payments of $65.0 million in the aggregate.

Vanguard insures its excess coverage under a retrospectively rated policy, and premiums under this policy are recorded based on Vanguard’s historical claims experience. Vanguard self-insures its workers compensation claims up to $1.0 million per claim and purchases excess insurance coverage for claims exceeding $1.0 million.

Vanguard’s reserves for professional and general liability as of the years ended June 30, 2008 and 2009 were $74.3 million and $92.9 million, respectively. As of June 30, 2008 and 2009 the reserves for workers’ compensation were $18.8 million and $18.2 million, respectively. Vanguard utilizes actuarial information to estimate its reserves for professional and general liability and workers compensation claims. Each reserve is comprised of estimated indemnity and expense payments related to: (1) reported events (“case reserves”) and (2) incurred but not reported (“IBNR”) events as of the end of the period. Management uses information from its risk managers and its best judgment to estimate case reserves. Actuarial IBNR estimates are dependent on multiple variables including Vanguard’s risk exposures, its self-insurance limits, geographic locations in which it operates, the severity of its historical losses compared to industry averages and the reporting pattern of its historical losses compared to industry averages, among others. Most of these variables require judgment, and changes in these variables could result in significant period over period fluctuations in Vanguard’s estimates. Vanguard discounts its workers compensation reserve using a 5% factor, an actuarial estimate of projected cash payments in future periods. Vanguard does not discount the reserve for estimated professional and general liability claims. Vanguard adjusts these reserves from time to time as it receives updated information. Due to changes in historical loss trends, during its fiscal years ended June 30, 2007 and 2008, Vanguard decreased its professional and general liability reserve related to prior fiscal years by $4.5 million and $0.6 million, respectively. During its fiscal year ended June 30, 2009, Vanguard increased its professional and general liability reserve related to prior fiscal years by $13.4 million. Similarly, Vanguard decreased its workers compensation reserve related to prior fiscal years by $2.3 million and $3.8 million during its fiscal years ended June 30, 2008 and 2009. Adjustments to the workers compensation reserve related to prior years during the fiscal year ended June 30, 2007 were not significant. Additional adjustments to prior year estimates may be necessary in future periods as Vanguard’s reporting history and loss portfolio matures.

Market and Labor Risks

Vanguard operates primarily in four geographic markets. If economic or other factors limit its ability to provide healthcare services in one or more of these markets, Vanguard’s cash flows and results of operations could be materially adversely impacted. Approximately 1,600 full-time employees in Vanguard’s Massachusetts hospitals

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

are subject to collective organizing agreements. This group represents approximately 8% of Vanguard’s workforce. During fiscal 2007, Vanguard entered into a new three-year contract with the union representing the majority of this group that ends on December 31, 2009. If Vanguard experiences significant future labor disruptions related to these unionized employees, its cash flows and results of operations could be materially adversely impacted.

Stock-Based Compensation

Vanguard accounts for stock-based employee compensation granted prior to July 1, 2006 under the provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS 123”). Effective July 1, 2003, Vanguard adopted SFAS 123 on a prospective basis, an acceptable transition method set forth in SFAS No. 148, Accounting for Stock-Based Compensation Transition and Disclosure (“SFAS 148”). For grants dated July 1, 2006 and subsequent, Vanguard accounts for stock-based employee compensation under the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“SFAS 123(R)”). Vanguard also adopted SFAS 123(R) on a prospective basis and such adoption did not significantly impact Vanguard’s results of operations or cash flows.

The following table sets forth the weighted average assumptions utilized in the minimum value pricing model for stock option grants under the 2004 Option Plan prior to July 1, 2006 and those utilized in the Black-Scholes-Merton valuation model for grants under the 2004 Option Plan subsequent to July 1, 2006.

	Minimum	Black-Scholes-
	Value	Merton

Risk-free interest rate	4.11% - 4.95%	3.61% - 5.13%
Dividend yield	0.0%	0.0%
Volatility (wtd avg)	N/A	30.10%
Volatility (annual)	N/A	26.39% - 37.73%
Expected option life	10 years	6.5 years

For stock options included in the Black-Scholes-Merton valuation model, Vanguard used historical stock price information of certain peer group companies for a period of time equal to the expected option life period to determine estimated volatility. Vanguard determined the expected life of the stock options by averaging the contractual life of the options and the vesting period of the options. The estimated fair value of options is amortized to expense on a straight-line basis over the options’ vesting period.

Subsequent Events

In May 2009, the Financial Accounting Standards Board (“FASB”) issued new guidance related to disclosing subsequent events. In accordance with this new guidance, Vanguard has evaluated subsequent events for the year ended June 30, 2009 through September 2, 2009, the date these financial statements were originally issued and through January 19, 2010, the date these financial statements were reissued. No significant subsequent events were noted that would require recognition or disclosure at September 2, 2009. See Note 20 for discussion of subsequent events requiring disclosure based on our evaluation through January 19, 2010.

Recently Issued Accounting Pronouncements

In June 2009, FASB issued ASC and modified the GAAP hierarchy by establishing two levels of GAAP, authoritative and non-authoritative accounting literature. Effective July 1, 2009 ASC will be the single source of authoritative U.S. GAAP applicable to all non-governmental entities and will supersede all existing FASB, AICPA, and Emerging Issues Task Force (EITF) pronouncements and related literature (i.e. all codified literature will carry the same level of authority and non-codified GAAP literature will become non-authoritative). ASC will also include relevant portions of authoritative SEC content relating to matters within the basic financial statements, which are considered as sources of authoritative GAAP for SEC registrants. As of July 1, 2009, the FASB no longer issues

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Statements, Interpretations, Staff Positions, or EITF abstracts. Irrespective of how they would have been issued under the previous structure, all changes to GAAP will henceforth be only in the form of Accounting Standards Updates, which will serve to update ASC itself. The adoption of this new guidance did not have a significant impact on Vanguard’s financial position, results of operations or cash flows.

In June 2009, FASB issued new guidance to (1) require an enterprise to conduct a qualitative analysis for the purpose of determining whether, based on its variable interests, it also has a controlling interest in a variable interest entity (VIE), and (2) make the consequential changes resulting from elimination of the concept of a qualifying special-purpose entity (QSPE) in previous guidance, thus subjecting an entity previously designated as a QSPE to the same evaluation as that of any other VIE for consolidation purposes. The new guidance is effective as of the start of the first annual reporting period beginning after November 15, 2009, for interim periods within the first annual reporting period, and for all subsequent annual and interim reporting periods. Earlier application is not permitted, but retrospective application to previously issued financial statements for previous years is allowed but, not required. Vanguard does not expect the adoption of this new guidance to have a significant impact on its financial position, results of operations or cash flows.

In December 2007, FASB issued new guidance related to business combinations, which applies to all transactions or other events in which an entity obtains control of one or more businesses even if the acquirer does not acquire 100% of all interests of the target. The acquirer is required to recognize 100% of the fair values of acquired assets, including goodwill, and assumed liabilities with only limited exceptions. This methodology replaces the previous cost-allocation process that often resulted in the measurement of assets and liabilities at values other than fair value at the acquisition date. Contingent consideration is also required to be measured at fair value at acquisition date with subsequent adjustments measured in future periods. Transactions costs are not considered part of the acquired assets and thus are expensed as incurred. The acquisition date is deemed to be the date on which the acquisition is completed, not when the acquisition agreement is executed. Vanguard will adopt this new guidance prospectively for acquisitions completed on or after July 1, 2009. However, this new guidance requires changes to estimates of deferred taxes arising from business combinations to be adjusted through earnings even if the business combination occurred prior to its effective date.

Since the issuance of the new business combinations guidance, constituents have expressed concern regarding certain aspects of its application to pre-acquisition contingencies. Accordingly, in April 2009 the FASB issued further guidance in respect of initial recognition and measurement, subsequent measurement, and disclosures concerning assets and liabilities arising from pre-acquisition contingencies in a business combination. Vanguard will also adopt this guidance for acquisitions completed on or after July 1, 2009. The new business combinations guidance will affect Vanguard’s future financial position, results of operations or cash flows to the extent Vanguard completes a business combination on or subsequent to July 1, 2009 and could significantly impact Vanguard’s future results of operations should deferred tax estimates attributable to the Blackstone merger differ significantly from their ultimate resolution.

In February 2007, FASB issued new guidance that gives entities the option to voluntarily choose, at certain election dates, to measure many financial assets and liabilities at fair value. Elections are made on an instrument by instrument basis and are irrevocable once made. Subsequent changes to the fair value of any instrument for which an election is made are reflected through earnings. The adoption of this new guidance did not significantly impact Vanguard’s financial position, results of operations or cash flows.

On September 15, 2006, FASB issued comprehensive guidance for measuring fair value of assets and liabilities. Fair value should be based on the assumptions market participants would use to complete the sale of an asset or transfer of a liability. FASB provided a hierarchy of information to be used to determine the applicable market assumptions, and fair value measurements would be separately disclosed under each applicable layer of the hierarchy. This new guidance does not expand or restrict the use of fair value for measuring assets and liabilities but provides a single methodology to be used when fair value accounting is applied. For those financial assets and financial liabilities previously defined, the new guidance was effective for Vanguard’s fiscal year beginning July 1,

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2008. For non-recurring nonfinancial assets and nonfinancial liabilities, the new guidance is effective for Vanguard’s fiscal year beginning July 1, 2009. Vanguard does not expect the adoption of the new guidance for non-financial assets and non-financial liabilities to significantly impact its future financial position, results of operations or cash flows.

3.	Discontinued Operations

On October 1, 2006, certain of Vanguard’s subsidiaries completed the sale of their three hospitals in Orange County, California (West Anaheim Medical Center, Huntington Beach Hospital and La Palma Intercommunity Hospital) to subsidiaries of Prime Healthcare, Inc. for net proceeds of $40.0 million, comprised of cash proceeds of $37.0 million and $3.0 million of proceeds placed in escrow which was distributed to a subsidiary of Vanguard on July 2, 2007. Approximately $12.8 million of retained working capital, including $25.3 million of patient accounts receivable, was excluded from the sale. The operations of the California hospitals are included in discontinued operations, net of taxes, in the accompanying statements of operations for all periods presented.

In June 2007, Vanguard ceased providing acute care services at Phoenix Memorial Hospital (“PMH”) and began leasing certain floors of the building to various third party healthcare providers. The leases are 5-year and 7-year leases with renewal options. When comparing the projected lease income to the historical total revenues of PMH, Vanguard determined that the expected cash inflows under the leases were insignificant and deemed indirect cash flows. Thus, the acute care operations of PMH are included in discontinued operations, net of taxes in the accompanying statements of operations for all periods presented.

The following table sets forth the components of discontinued operations, net of taxes for the years ended June 30, 2007, 2008 and 2009, respectively (in millions).

	Year Ended June 30,
	2007	2008	2009

Total revenues	$91.7	$(1.5)	$1.7
Operating expenses	115.9	(1.6)	0.2
Allocated interest	2.7	—	—
Loss on sale of assets	1.7	0.6	—
Income tax expense (benefit)	(9.5)	(0.2)	0.6

Income (loss) from discontinued operations, net of taxes	$(19.1)	$(0.3)	$0.9

The interest allocation to discontinued operations for the year ended June 30, 2007 was based upon the ratio of net assets to be divested to the sum of total net assets and Vanguard’s outstanding debt. Income taxes were calculated using an effective tax rate of approximately 33.2%, 40.0% and 40.0% for the years ended June 30, 2007, 2008 and 2009, respectively.

4.	Fair Value Measurements

As previously discussed, Vanguard adopted the new FASB guidance for certain financial assets and financial liabilities on July 1, 2008. Fair value is determined using assumptions that market participants would use to determine the price of the asset or liability as opposed to measurements determined based upon information specific to the entity holding those assets and liabilities. To determine those market participant assumptions, entities should use a hierarchy of inputs, including both independent market data inputs and the entity’s own assumptions about the market participant assumptions. This hierarchy is summarized as follows.

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Level 1	Unadjusted quoted prices in active markets for identical assets and liabilities.
Level 2	Directly or indirectly observable inputs, other than quoted prices included in Level 1. Level 2 inputs may include, among others, interest rates and yield curves observable at commonly quoted intervals, volatilities, loss severities, credit risks and other inputs that are derived principally from or corroborated by observable market data by correlation or other means.
Level 3	Unobservable inputs used when there is little, if any, market activity for the asset or liability at the measurement date. These inputs represent the entity’s own assumptions about the assumptions that market participants would use to price the asset or liability developed using the best information available.

In April 2009, the FASB issued clarifying guidance for cases where the volume and level of activity for an asset or liability have significantly decreased, and identifying circumstances indicating that a transaction is not an orderly one. Vanguard considered this guidance in its determination of estimated fair values as of June 30, 2009, and the impact was not material.

The following table summarizes Vanguard’s assets measured at fair value on a recurring basis as of June 30, 2009, aggregated by the fair value hierarchy level within which those measurements were made (in millions).

		Level 1	Level 2	Level 3
	Fair Value	Inputs	Inputs	Inputs

Assets:
Investments in auction rate securities	$21.6	$—	$—	$21.6

Liabilities:
Interest rate swap liability	$6.9	$—	$6.9	$—

The following table provides a reconciliation of the beginning and ending balances for the year ended June 30, 2009 for those fair value measurements using significant Level 3 unobservable inputs (in millions).

			Other-		Balance
	Balance at		Than-	Unrealized	at
	July 1,	Asset	Temporary	Holding	June 30,
	2008	Reclassification	Impairment	Loss	2009

Marketable securities	$26.3	$(25.7)	$(0.6)	$—	$—
Investments in auction rate securities	—	25.7	—	(4.1)	21.6

Total Level 3 inputs	$26.3	$—	$(0.6)	$(4.1)	$21.6

Auction Rate Securities

At June 30, 2009, Vanguard held $21.6 million in total available for sale investments in auction rate securities (“ARS”) backed by student loans, which are included in investments in auction rate securities on the accompanying consolidated balance sheet. These ARS are accounted for as long-term available for sale securities. The par value of the ARS was $26.3 million at June 30, 2009. The ARS have maturity dates ranging from 2039 to 2043 and are guaranteed by the U.S. government at approximately 96%-98% of the principal and accrued interest under the Federal Family Education Loan Program or other similar programs. Due to the lack of market liquidity and other observable market inputs for these ARS, Vanguard utilized Level 3 inputs to estimate the $21.6 million fair value of these ARS. Valuations from forced liquidations or distressed sales are inconsistent with the definition of fair value, which assumes an orderly market. For its valuation estimate, management utilized a discounted cash flow analysis that included estimates of the timing of liquidation of these ARS and the impact of market risks on exit value. Vanguard does not currently intend to sell and does not believe it is more likely than not it will be required to sell these ARS prior to liquidity returning to the market and their fair value recovering to par value.

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In September 2008, Vanguard received a tender offer for $10.0 million par value of ARS at 94% of par value. As a result of Vanguard’s acceptance of the tender offer and the other-than-temporary decline in fair value, Vanguard recorded a $0.6 million realized holding loss on these marketable securities during the quarter ended September 30, 2008, which is included in other expenses on the accompanying consolidated statement of operations for the year ended June 30, 2009. However, the tender offer contained certain conditions that were not met as of the December 2008 deadline, and the tender failed. As a result of the failed tender, all $21.6 million of ARS are presented as long-term assets on the accompanying consolidated balance sheet as of June 30, 2009. In addition, Vanguard recorded a temporary impairment of $4.1 million ($2.5 million, net of taxes) related to the ARS during the year ended June 30, 2009, which is included in accumulated other comprehensive income (loss) (“OCI”) on the consolidated balance sheet as of June 30, 2009.

Interest Rate Swap Agreement

Vanguard enters into derivative instruments from time to time to manage the cash flows risk associated with the variable interest component of its outstanding term debt or to manage the fair value risk of its other debt instruments with fixed interest rates. Vanguard does not hold or issue derivative instruments for trading purposes and is not a party to any instrument with leverage features.

During April 2008, Vanguard entered into an interest rate swap agreement with Bank of America, N.A. (the “counterparty”) that went into effect on June 30, 2008 for a notional $450.0 million of its outstanding term debt. Under this agreement and through March 31, 2009, Vanguard made or received net interest payments based upon the difference between the 90-day LIBOR rate and the swap fixed interest rate of 2.785%. Vanguard accounted for this swap as a highly effective cash flow hedge with critical terms that substantially match the underlying term debt and measured any ineffectiveness using the hypothetical derivative method.

In March 2009, Vanguard and the counterparty executed an amended swap agreement with the same terms and provisions as the original agreement except that after March 31, 2009, Vanguard will make or receive net interest payments based upon the difference between the 30-day LIBOR rate and the swap fixed interest rate of 2.5775%. As a result of this amended swap agreement, Vanguard de-designated its existing cash flow hedge and re-designated the amended swap agreement as a hedge of the remaining interest payments associated with $450.0 million of Vanguard’s outstanding term debt. As the forecasted transactions (i.e. the future interest payments under Vanguard’s outstanding term debt) are still probable of occurring, Vanguard did not immediately recognize the accumulated other comprehensive loss balance related to the de-designated swap in earnings. Based on its assessment, Vanguard determined that this re-designated swap will be highly effective in offsetting the changes in cash flows related to the hedged risk. Upon the execution of the amended swap agreement, Vanguard measured hedge ineffectiveness by comparing the fair value of the original swap agreement to a new hypothetical derivative using the amended terms to determine if the underlying term debt has been overhedged. Vanguard determined that the hedge ineffectiveness was not significant as of June 30, 2009. Vanguard will continue this measurement process on a quarterly basis until the termination of the amended swap on March 31, 2010. The valuation of the amended interest rate swap is based upon a discounted cash flows analysis that reflects the term of the agreement and an observable market-based input, the 30-day LIBOR interest rate curve, which is observable at commonly quoted intervals for the full term of the swap. Vanguard also considered potential credit adjustment risks related to its own performance and the counterparty’s performance under the swap agreement. Management deemed the credit adjustment risks as Level 3 inputs. However, management determined that any potential credit adjustment risks were not significant and thus classified the entire interest rate swap valuation in Level 2 of the fair value hierarchy.

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following tables provide information regarding the valuation and presentation of assets, liabilities and expenses related to this interest rate swap for the respective periods (in millions).

	June 30, 2008		June 30, 2009
	Balance Sheet		Balance Sheet
Interest Rate Swap Contract:	Location	Fair Value	Location	Fair Value

Gross valuation	Prepaid expenses and other current assets	$4.6	Other accrued expenses and current liabilities	$(6.9)
Tax effect	Deferred tax assets	(1.8)	Deferred tax assets	2.6

Net asset (liability) balance offset to accumulated OCI		$2.8		$(4.3)

	Year Ended June 30, 2008			Year Ended June 30, 2009
		Location of	Amount of		Location of	Amount of
	Amount of	Gain (Loss)	Gain (Loss)	Amount of	Gain (Loss)	Gain (Loss)
	Gain (Loss)	Recognized on	Recognized on	Gain (Loss)	Recognized on	Recognized on
	Recognized	Derivative -	Derivative -	Recognized	Derivative -	Derivative -
	in OCI	Reclassified	Reclassified	in OCI	Reclassified	Reclassified
	on Derivative	from OCI	from OCI	on Derivative	from OCI	from OCI

Interest rate swap contract, net of taxes	$2.8	n/a	$—	$(7.1)	Interest, net	$(2.8)

The $4.3 million balance included in accumulated OCI, net of taxes, is expected to be reclassified to net interest during the fiscal year ending June 30, 2010 since the interest rate swap expires on March 31, 2010.

Cash and Cash Equivalents and Restricted Cash

The carrying amounts reported for cash and cash equivalents and restricted cash approximate fair value because of the short-term maturity of these instruments.

Accounts Receivable and Accounts Payable

The carrying amounts reported for accounts receivable and accounts payable approximate fair value because of the short-term maturity of these instruments.

Long-Term Debt

The fair values of Vanguard’s 9.0% Notes, and 11.25% Notes and term loans as of June 30, 2009 were approximately $547.7 million, $209.3 million and $735.7 million, respectively, based upon stated market prices. The fair values are subject to change as market conditions change.

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets in the accompanying consolidated balance sheets consist of the following at June 30, 2008 and 2009 (in millions).

	2008	2009

Prepaid insurance	$5.2	$6.1
Prepaid maintenance contracts	4.5	7.9
Other prepaid expenses	6.0	8.9
Interest rate swap receivable	2.8	—
Third party settlements	4.4	2.1
Reinsurance receivables	9.8	17.2
Other receivables	23.1	26.2

	$55.8	$68.4

6.	Impairment of Long-Lived Assets and Goodwill

Vanguard completed its annual goodwill impairment test during the fourth quarter of fiscal 2009 noting no impairment. However, Vanguard’s Chicago market, with goodwill of approximately $43.1 million as of June 30, 2009, will require continual monitoring during fiscal year 2010 due to the sensitivity of the projected operating results of this reporting unit to the goodwill impairment analysis. If actual future cash flows become less favorable than those projected by management, an impairment charge may become necessary that could have a material adverse impact on Vanguard’s financial position and results of operations.

During the fourth quarter of fiscal 2009 Vanguard noted events and conditions indicating that the carrying value of the asset group related to a building at one of its non-hospital facilities included in the acute care services segment may not be recoverable. Utilizing management estimates and appraisal information, Vanguard recorded an impairment charge of approximately $6.2 million ($3.8 million, net of taxes) to write down the building carrying value to fair value during the fourth quarter of fiscal 2009.

7.	Goodwill and Intangible Assets

The following table provides information regarding the intangible assets, including deferred loan costs, included in the accompanying consolidated balance sheets as of June 30, 2008 and 2009 (in millions).

	Gross Carrying Amount		Accumulated Amortization
Class of Intangible Asset	2008	2009	2008	2009

Amortized intangible assets:
Deferred loan costs	$43.8	$43.8	$16.1	$21.5
Contracts	31.4	31.4	11.8	14.9
Physician income and other guarantees	22.2	27.2	12.1	18.3
Other	1.3	4.7	0.5	1.0

Subtotal	98.7	107.1	40.5	55.7
Indefinite-lived intangible assets:
License and accreditation	3.2	3.2	—	—

Total	$101.9	$110.3	$40.5	$55.7

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Amortization expense for contract-based intangibles and other intangible assets during the fiscal years ended June 30, 2007, 2008 and 2009 was approximately $3.2 million, $3.2 million and $3.6 million, respectively. Total estimated amortization expense for these intangible assets during the next five years and thereafter is as follows (in millions).

2010	$3.7
2011	3.7
2012	3.7
2013	3.7
2014	3.7
Thereafter	1.5

$20.0

In connection with the Blackstone merger, Vanguard incurred $43.8 million of deferred offering and loan costs related to the 9.0% Notes, the 11.25% Notes and term and revolving loan borrowings under the merger credit facilities and the 2005 term loan facility.

Amortization of deferred loan costs of $4.5 million, $4.9 million and $5.4 million during the years ended June 30, 2007, 2008 and 2009, respectively, is included in net interest. Amortization of physician income and other guarantees of $5.1 million, $6.7 million and $6.2 million during the years ended June 30, 2007, 2008 and 2009, respectively, is included in purchased services or other operating expenses.

The following table presents the changes in the carrying amount of goodwill from June 30, 2008 through June 30, 2009 (in millions).

	Acute Care	Health
	Services	Plans	Total

Balance as of June 30, 2008	$609.8	$79.4	$689.2
Acquisition of healthcare entities	2.9	—	2.9

Balance as of June 30, 2009	$612.7	$79.4	$692.1

Vanguard completed its annual impairment test of goodwill and indefinite-lived intangible assets during the fourth quarter of fiscal 2009 noting no impairment. Approximately $151.5 million of Vanguard’s goodwill is deductible for tax purposes.

8.	Other Accrued Expenses and Current Liabilities

The following table presents summaries of items comprising other accrued expenses and current liabilities in the accompanying consolidated balance sheets as of June 30, 2008 and 2009 (in millions).

	2008	2009

Property taxes	$14.6	$17.0
Current portion of professional and general liability and workers compensation insurance	19.0	34.4
Accrued income guarantees	4.4	3.0
Income taxes payable (receivable)	2.4	(5.0)
Interest rate swap payable	—	6.9
Other	16.9	23.2

	$57.3	$79.5

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	Long-Term Debt

A summary of Vanguard’s long-term debt at June 30, 2008 and 2009 follows (in millions).

	2008	2009

9.0% Senior Subordinated Notes	$575.0	$575.0
11.25% Senior Discount Notes	188.4	210.2
Term loans payable under credit facility	774.1	766.4

	1,537.5	1,551.6
Less: current maturities	(8.0)	(8.0)

	$1,529.5	$1,543.6

9.0% Notes

In connection with the acquisition of Vanguard by merger on September 23, 2004 by certain investment funds affiliated with The Blackstone Group L.P. (collectively “Blackstone”), two of Vanguard’s wholly owned subsidiaries, Vanguard Health Holding Company II, LLC and Vanguard Holding Company II, Inc. (collectively, the “Issuers”), completed a private placement of $575.0 million 9% Senior Subordinated Notes due 2014 (“9.0% Notes”). Interest on the 9.0% Notes is payable semi-annually on October 1st and April 1st of each year. The 9.0% Notes are general unsecured senior subordinated obligations and rank junior in right of payment to all existing and future senior indebtedness of the Issuers. All payments on the 9.0% Notes are guaranteed jointly and severally on a senior subordinated basis by Vanguard and its domestic subsidiaries, other than those subsidiaries that do not guarantee the obligations of the borrowers under the senior credit facilities.

Prior to October 1, 2009, the Issuers may redeem the 9.0% Notes, in whole or in part, at a price equal to 100% of the principal amount thereof plus a make-whole premium. On or after October 1, 2009, the Issuers may redeem all or part of the 9.0% Notes at various redemption prices given the date of redemption as set forth in the indenture governing the 9.0% Notes. The initial redemption price for the 9.0% Notes on October 1, 2009 is equal to 104.50% of their principal amount, plus accrued and unpaid interest. The redemption price declines each year after 2009. The redemption price will be 100% of the principal amount, plus accrued and unpaid interest, beginning on October 1, 2012.

11.25% Notes

In connection with the Blackstone merger on September 23, 2004, two of Vanguard’s wholly owned subsidiaries, Vanguard Health Holding Company I, LLC and Vanguard Holding Company I, Inc. (collectively, the “Discount Issuers”), completed a private placement of $216.0 million aggregate principal amount at maturity ($124.7 million in gross proceeds) of 11.25% Senior Discount Notes due 2015 (“11.25% Notes”). The 11.25% Notes accrete at the stated rate compounded semi-annually on April 1 and October 1 of each year to, but not including, October 1, 2009. Subsequent to October 1, 2009, cash interest on the 11.25% Notes will accrue at 11.25% per annum, and will be payable on April 1 and October 1 of each year, commencing on April 1, 2010 until maturity. The 11.25% Notes are general senior unsecured obligations and rank junior in right of payment to all existing and future senior indebtedness of the Discount Issuers but senior to any of the Discount Issuers’ future senior subordinated indebtedness. All payments on the 11.25% Notes are guaranteed by Vanguard as a holding company guarantee.

Prior to October 1, 2009, the Discount Issuers may redeem the 11.25% Notes, in whole or in part, at a price equal to 100% of the accreted value thereof, plus accrued and unpaid interest, plus a make-whole premium. On or after October 1, 2009, the Discount Issuers may redeem all or a part of the 11.25% Notes at various redemption prices given the date of redemption as set forth in the indenture governing the 11.25% Notes. The initial redemption price for the 11.25% Notes on October 1, 2009 is equal to 105.625% of their principal amount, plus accrued and

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

unpaid interest. The redemption price declines each year after 2009. The redemption price will be 100% of the principal amount, plus accrued and unpaid interest, beginning on October 1, 2012.

Credit Facility Debt

In connection with the Blackstone merger on September 23, 2004, two of Vanguard’s wholly owned subsidiaries, Vanguard Health Holding Company II, LLC and Vanguard Holding Company II, Inc. (collectively, the “Co-borrowers”), entered into new senior secured credit facilities (the “merger credit facilities”) with various lenders and Bank of America, N.A. as administrative agent and Citicorp North America, Inc. as syndication agent, and repaid all amounts outstanding under its previous credit facility. The merger credit facilities include a seven-year term loan facility in the aggregate principal amount of $800.0 million and a six-year $250.0 million revolving credit facility.

On September 26, 2005, the Co-borrowers refinanced and repriced all $795.7 million of the then outstanding term loans under the merger credit facilities by borrowing $795.7 million of replacement term loans that also mature on September 23, 2011 (the “2005 term loan facility”). In addition, upon the occurrence of certain events, the Co-borrowers may request an incremental term loan facility to be added to the 2005 term loan facility in an amount not to exceed $300.0 million in the aggregate, subject to receipt of commitments by existing lenders or other financing institutions and to the satisfaction of certain other conditions. The revolving loan facility under the merger credit facilities did not change in connection with the term loan refinancing. As of June 30, 2009, $766.4 million of indebtedness was outstanding under the 2005 term loan facility. Vanguard’s remaining borrowing capacity under the revolving credit facility, net of letters of credit outstanding, was $218.8 million as of June 30, 2009.

The 2005 term loan facility borrowings bear interest at a rate equal to, at Vanguard’s option, LIBOR plus 2.25% per annum or a base rate plus 1.25% per annum. As discussed in Note 4, $450.0 million of the term loan facility borrowings are subject to a fixed interest rate of 4.8275% per annum under the terms of an interest rate swap agreement that expires on March 31, 2010. The interest rate applicable to the unhedged portion of Vanguard’s term loan facility borrowings was approximately 2.6% as of June 30, 2009. Borrowings under the revolving credit facility currently bear interest at a rate equal to, at Vanguard’s option, LIBOR plus 2.0% per annum or a base rate plus 1.0% per annum, subject to an increase of up to 0.50% per annum should Vanguard’s leverage ratio increase over certain designated levels. Vanguard also pays a commitment fee to the lenders under the revolving credit facility in respect of unutilized commitments thereunder at a rate equal to 0.50% per annum. Vanguard also pays customary letter of credit fees under this facility. Vanguard makes quarterly principal payments equal to one-fourth of one percent of the outstanding principal balance of the 2005 term loan facility and will continue to make such payments until maturity of the term debt.

Vanguard is subject to certain restrictive and financial covenants under the credit agreement governing the 2005 term loan facility and the revolving credit facility including a total leverage ratio, senior leverage ratio, interest coverage ratio and capital expenditure restrictions. Vanguard was in compliance with each of these financial covenants as of June 30, 2009. Obligations under the credit agreement are unconditionally guaranteed by Vanguard and Vanguard Health Holding Company I, LLC (“VHS Holdco I”) and, subject to certain exceptions, each of VHS Holdco I’s wholly-owned domestic subsidiaries (the “U.S. Guarantors”). Obligations under the credit agreement are also secured by substantially all of the assets of Vanguard Health Holding Company II, LLC (“VHS Holdco II”) and the U.S. Guarantors including a pledge of 100% of the membership interests of VHS Holdco II, 100% of the capital stock of substantially all U.S. Guarantors (other than VHS Holdco I) and 65% of the capital stock of each of VHS Holdco II’s non-U.S. subsidiaries that are directly owned by VHS Holdco II or one of the U.S. Guarantors and a security interest in substantially all tangible and intangible assets of VHS Holdco II and each U.S. Guarantor.

Interest Rate Swap Agreement

In March 2009, Vanguard and Bank of America N.A. (“the counterparty”) executed an amended swap agreement with the same terms and provisions as the original agreement except that after March 31, 2009, Vanguard

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

will make or receive net interest payments based upon the difference between the 30-day LIBOR rate and the swap fixed interest rate of 2.5775% (see Note 4). Given the turbulence in the credit markets and the attractive swap rates then available, Vanguard amended the swap agreement to hedge its cash flows related to a portion of the 2005 term loan facility against potential market fluctuations to the variable 30-day LIBOR interest rate. Vanguard will continue to make its normal quarterly interest payments under the 2005 term loan facility as described above. Vanguard deems the counterparty to be creditworthy. As of June 30, 2009, the estimated fair value of the interest rate swap was a liability for Vanguard of approximately $6.9 million ($4.3 million net of taxes of $2.6 million), which is included in other accrued expenses and current liabilities and accumulated other comprehensive income on the accompanying balance sheet. Vanguard will make quarterly adjustments to other comprehensive income (loss) equal to the change in the fair value of the swap from quarter to quarter until the maturity of the swap on March 31, 2010 with any ineffectiveness included immediately in earnings.

Future Maturities

Future maturities of Vanguard’s debt as of June 30, 2009 follow (in millions).

Fiscal Year	Amount

2010	$8.0
2011	7.9
2012	750.5
2013	—
2014	—
Thereafter	791.0

$1,557.4

Other Information

Vanguard conducts substantially all of its business through its subsidiaries. Most of Vanguard’s subsidiaries jointly and severally guarantee the 9.0% Notes on an unsecured senior subordinated basis. Certain of Vanguard’s other consolidated wholly-owned and non wholly-owned entities do not guarantee the 9.0% Notes in conformity with the provisions of the indenture governing the 9.0% Notes and do not guarantee Vanguard’s 2005 term loan facility in conformity with the provisions thereof. The condensed consolidating financial information for the parent company, the Issuers of the 9.0% Notes, the Issuers of the 11.25% Notes, the guarantor subsidiaries, the combined non-guarantor subsidiaries, certain eliminations and consolidated Vanguard as of June 30, 2008 and 2009, and for the years ended June 30, 2007, 2008 and 2009, follows.

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Vanguard Health Systems, Inc.

Condensed Consolidating Balance Sheets
June 30, 2008

		Issuers of	Issuers of	Guarantor	Combined		Total
	Parent	9.0% Notes	11.25% Notes	Subsidiaries	Non-Guarantors	Eliminations	Consolidated
	(In millions)

ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$—	$82.0	$59.6	$—	$141.6
Restricted cash	—	—	—	0.3	1.8	—	2.1
Marketable securities	—	—	—	—	26.3	—	26.3
Accounts receivable, net	—	—	—	275.7	24.7	—	300.4
Inventories	—	—	—	44.3	4.9	—	49.2
Prepaid expenses and other current assets	0.1	—	—	62.5	20.0	(2.3)	80.3

Total current assets	0.1	—	—	464.8	137.3	(2.3)	599.9
Property, plant and equipment, net	—	—	—	1,106.4	67.6	—	1,174.0
Goodwill	—	—	—	605.6	83.6	—	689.2
Intangible assets, net	—	24.5	3.2	12.9	20.8	—	61.4
Investments in consolidated subsidiaries	608.8	—	—	—	16.7	(625.5)	—
Other assets	—	—	—	57.6	0.2	—	57.8

Total assets	$608.9	$24.5	$3.2	$2,247.3	$326.2	$(627.8)	$2,582.3

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$—	$—	$—	$137.2	$17.9	$—	$155.1
Accrued expenses and other current liabilities	—	13.2	—	132.9	72.9	—	219.0
Current maturities of long-term debt	—	8.0	—	(0.2)	0.2	—	8.0

Total current liabilities	—	21.2	—	269.9	91.0	—	382.1
Other liabilities	—	—	—	61.5	38.7	(3.2)	97.0
Long-term debt, less current maturities	—	1,341.1	188.4	—	—	—	1,529.5
Intercompany	35.2	(900.0)	(120.8)	1,373.9	(51.9)	(336.4)	—
Equity	573.7	(437.8)	(64.4)	542.0	248.4	(288.2)	573.7

Total liabilities and equity	$608.9	$24.5	$3.2	$2,247.3	$326.2	$(627.8)	$2,582.3

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Vanguard Health Systems, Inc.

Condensed Consolidating Balance Sheets
June 30, 2009

		Issuers of	Issuers of	Guarantor	Combined		Total
	Parent	9.0% Notes	11.25% Notes	Subsidiaries	Non-Guarantors	Eliminations	Consolidated
	(In millions)

ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$—	$168.3	$139.9	$—	$308.2
Restricted cash	—	—	—	0.2	1.7	—	1.9
Accounts receivable, net	—	—	—	257.0	18.3	—	275.3
Inventories	—	—	—	44.5	3.8	—	48.3
Prepaid expenses and other current assets	2.5	—	—	94.9	34.6	(34.0)	98.0

Total current assets	2.5	—	—	564.9	198.3	(34.0)	731.7
Property, plant and equipment, net	—	—	—	1,114.7	59.4	—	1,174.1
Goodwill	—	—	—	608.5	83.6	—	692.1
Intangible assets, net	—	19.4	2.9	13.5	18.8	—	54.6
Investments in consolidated subsidiaries	608.8	—	—	—	24.5	(633.3)	—
Investments in auction rate securities	—	—	—	—	21.6	—	21.6
Other assets	—	—	—	56.8	0.2	—	57.0

Total assets	$611.3	$19.4	$2.9	$2,358.4	$406.4	$(667.3)	$2,731.1

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$—	$—	$—	$112.7	$15.2	$—	$127.9
Accrued expenses and other current liabilities	—	20.0	—	201.9	122.3	—	344.2
Current maturities of long-term debt	—	8.0	—	(0.2)	0.2	—	8.0

Total current liabilities	—	28.0	—	314.4	137.7	—	480.1
Other liabilities	—	—	—	71.9	73.7	(34.0)	111.6
Long-term debt, less current maturities	—	1,333.4	210.2	—	—	—	1,543.6
Intercompany	15.5	(810.4)	(120.9)	1,306.8	(60.1)	(330.9)	—
Equity	595.8	(531.6)	(86.4)	665.3	255.1	(302.4)	595.8

Total liabilities and equity	$611.3	$19.4	$2.9	$2,358.4	$406.4	$(667.3)	$2,731.1

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Vanguard Health Systems, Inc.

Condensed Consolidating Statements of Operations
For the year ended June 30, 2007

		Issuers of	Issuers of	Guarantor	Combined		Total
	Parent	9.0% Notes	11.25% Notes	Subsidiaries	Non-Guarantors	Eliminations	Consolidated
	(In millions)

Patient service revenues	$—	$—	$—	$2,053.9	$150.9	$(25.5)	$2,179.3
Premium revenues	—	—	—	56.5	345.3	(0.4)	401.4

Total revenues	—	—	—	2,110.4	496.2	(25.9)	2,580.7
Salaries and benefits	1.2	—	—	986.6	80.1	—	1,067.9
Supplies	—	—	—	394.1	27.7	—	421.8
Health plan claims expense	—	—	—	35.6	286.9	(25.5)	297.0
Purchased services	—	—	—	126.6	14.6	—	141.2
Provision for doubtful accounts	—	—	—	169.2	6.0	—	175.2
Other operating expenses	0.2	—	—	171.2	25.4	(0.4)	196.4
Rents and leases	—	—	—	30.8	6.6	—	37.4
Depreciation and amortization	—	—	—	104.1	14.5	—	118.6
Interest, net	—	119.5	17.7	(8.2)	(5.2)	—	123.8
Management fees	—	—	—	(8.2)	8.2	—	—
Impairment loss	—	—	—	120.1	3.7	—	123.8
Other	—	—	—	0.2	—	—	0.2

Total costs and expenses	1.4	119.5	17.7	2,122.1	468.5	(25.9)	2,703.3

Income (loss) from continuing operations before income taxes	(1.4)	(119.5)	(17.7)	(11.7)	27.7	—	(122.6)
Income tax expense (benefit)	(11.6)	—	—	—	2.1	(2.1)	(11.6)
Equity in earnings of subsidiaries	(142.9)	—	—	—	—	142.9	—

Income (loss) from continuing operations	(132.7)	(119.5)	(17.7)	(11.7)	25.6	145.0	(111.0)
Loss from discontinued operations, net of taxes	—	—	—	(6.0)	(13.1)	—	(19.1)

Net income (loss)	(132.7)	(119.5)	(17.7)	(17.7)	12.5	145.0	(130.1)
Less: Net income attributable to non- controlling interests	—	—	—	(2.6)	—	—	(2.6)

Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$(132.7)	$(119.5)	$(17.7)	$(20.3)	$12.5	$145.0	$(132.7)

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Vanguard Health Systems, Inc.

Condensed Consolidating Statements of Operations
For the year ended June 30, 2008

		Issuers of	Issuers of	Guarantor	Combined		Total
	Parent	9.0% Notes	11.25% Notes	Subsidiaries	Non-Guarantors	Eliminations	Consolidated
	(In millions)

Patient service revenues	$—	$—	$—	$2,212.2	$150.8	$(22.5)	$2,340.5
Premium revenues	—	—	—	57.7	392.7	(0.2)	450.2

Total revenues	—	—	—	2,269.9	543.5	(22.7)	2,790.7
Salaries and benefits	2.5	—	—	1,068.7	81.5	—	1,152.7
Supplies	—	—	—	405.8	28.7	—	434.5
Health plan claims expense	—	—	—	35.8	314.9	(22.5)	328.2
Purchased services	—	—	—	136.5	13.0	—	149.5
Provision for doubtful accounts	—	—	—	196.9	8.7	—	205.6
Other operating expenses	0.2	—	—	182.4	32.1	(0.2)	214.5
Rents and leases	—	—	—	34.8	7.0	—	41.8
Depreciation and amortization	—	—	—	116.8	14.2	—	131.0
Interest, net	—	109.9	19.8	(9.3)	1.7	—	122.1
Management fees	—	—	—	(8.2)	8.2	—	—
Other	—	—	—	60.5	(54.0)	—	6.5

Total costs and expenses	2.7	109.9	19.8	2,220.7	456.0	(22.7)	2,786.4

Income (loss) from continuing operations before income taxes	(2.7)	(109.9)	(19.8)	49.2	87.5	—	4.3
Income tax expense (benefit)	1.7	—	—	—	13.4	(13.4)	1.7
Equity in earnings of subsidiaries	3.7	—	—	—	—	(3.7)	—

Income (loss) from continuing operations	(0.7)	(109.9)	(19.8)	49.2	74.1	9.7	2.6
Income (loss) from discontinued operations, net of taxes	—	—	—	2.9	(3.2)	—	(0.3)

Net income (loss)	(0.7)	(109.9)	(19.8)	52.1	70.9	9.7	2.3
Less: Net income attributable to non-controlling interests	—	—	—	(3.0)	—	—	(3.0)

Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$(0.7)	$(109.9)	$(19.8)	$49.1	$70.9	$9.7	$(0.7)

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Vanguard Health Systems, Inc.

Condensed Consolidating Statements of Operations
For the year ended June 30, 2009

		Issuers of	Issuers of	Guarantor	Combined		Total
	Parent	9.0% Notes	11.25% Notes	Subsidiaries	Non-Guarantors	Eliminations	Consolidated
	(In millions)

Patient service revenues	$—	$—	$—	$2,373.8	$171.2	$(23.3)	$2,521.7
Premium revenues	—	—	—	60.2	618.0	(0.2)	678.0

Total revenues	—	—	—	2,434.0	789.2	(23.5)	3,199.7
Salaries and benefits	4.4	—	—	1,144.7	91.0	—	1,240.1
Supplies	—	—	—	423.7	32.6	—	456.3
Health plan claims expense	—	—	—	34.8	514.1	(23.3)	525.6
Purchased services	—	—	—	152.7	14.7	—	167.4
Provision for doubtful accounts	—	—	—	200.7	10.1	—	210.8
Other operating expenses	0.2	—	—	201.3	56.7	(0.2)	258.0
Rents and leases	—	—	—	36.5	7.0	—	43.5
Depreciation and amortization	—	—	—	116.4	14.2	—	130.6
Interest, net	—	93.8	22.1	(6.7)	2.4	—	111.6
Management fees	—	—	—	(14.1)	14.1	—	—
Impairment loss	—	—	—	6.2	—	—	6.2
Other	—	—	—	2.7	—	—	2.7

Total costs and expenses	4.6	93.8	22.1	2,298.9	756.9	(23.5)	3,152.8

Income (loss) from continuing operations before income taxes	(4.6)	(93.8)	(22.1)	135.1	32.3	—	46.9
Income tax expense (benefit)	16.0	—	—	—	9.4	(9.4)	16.0
Equity in earnings of subsidiaries	49.2	—	—	—	—	(49.2)	—

Income (loss) from continuing operations	28.6	(93.8)	(22.1)	135.1	22.9	(39.8)	30.9
Income from discontinued operations, net of taxes	—	—	—	0.6	0.3	—	0.9

Net income (loss)	28.6	(93.8)	(22.1)	135.7	23.2	(39.8)	31.8
Less: Net income attributable to non-controlling interests	—	—	—	(3.2)	—	—	(3.2)

Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$28.6	$(93.8)	$(22.1)	$132.5	$23.2	$(39.8)	$28.6

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Vanguard Health Systems, Inc.

Condensed Consolidating Statements of Cash Flows
For the year ended June 30, 2007

		Issuers of	Issuers of	Guarantor	Combined		Total
	Parent	9.0% Notes	11.25% Notes	Subsidiaries	Non-Guarantors	Eliminations	Consolidated
	(In millions)

Operating activities:
Net income (loss)	$(132.7)	$(119.5)	$(17.7)	$(17.7)	$12.5	$145.0	$(130.1)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Loss from discontinued operations	—	—	—	6.0	13.1	—	19.1
Depreciation and amortization	—	—	—	104.1	14.5	—	118.6
Provision for doubtful accounts	—	—	—	169.2	6.0	—	175.2
Deferred income taxes	(12.7)	—	—	—	—	—	(12.7)
Amortization of loan costs	—	4.3	0.2	—	—	—	4.5
Accretion of principal on senior discount notes	—	—	17.5	—	—	—	17.5
Gain on disposal of assets	—	—	—	(4.1)	—	—	(4.1)
Stock compensation	1.2	—	—	—	—	—	1.2
Impairment loss	—	—	—	120.1	3.7	—	123.8
Changes in operating assets and liabilities, net of effects of acquisitions:
Equity in earnings of subsidiaries	142.9	—	—	—	—	(142.9)	—
Accounts receivable	—	—	—	(206.9)	2.9	—	(204.0)
Inventories	—	—	—	(2.9)	1.0	—	(1.9)
Prepaid expenses and other current assets	—	—	—	(28.5)	(1.5)	—	(30.0)
Accounts payable	—	—	—	11.2	(3.8)	—	7.4
Accrued expenses and other liabilities	1.3	0.1	—	61.0	(22.8)	(2.1)	37.5

Net cash provided by (used in) operating activities — continuing operations	—	(115.1)	—	211.5	25.6	—	122.0
Net cash provided by operating activities — discontinued operations	—	—	—	0.5	3.1	—	3.6

Net cash provided by (used in) operating activities	—	(115.1)	—	212.0	28.7	—	125.6
Investing activities:
Acquisitions	—	—	—	(0.2)	—	—	(0.2)
Capital expenditures	—	—	—	(153.3)	(11.0)	—	(164.3)
Proceeds from asset dispositions	—	—	—	9.5	—	—	9.5
Purchases of short-term investments	—	—	—	—	(120.0)	—	(120.0)
Sales of short-term investments	—	—	—	—	120.0	—	120.0
Other	—	—	—	1.8	0.2	—	2.0

Net cash used in investing activities — continuing operations	—	—	—	(142.2)	(10.8)	—	(153.0)
Net cash provided by (used in) operating activities — discontinued operations	—	—	—	36.3	(1.8)	—	34.5

Net cash used in investing activities	—	—	—	(105.9)	(12.6)	—	(118.5)
Financing activities:
Payments of long-term debt	—	(7.9)	—	—	(0.1)	—	(8.0)
Payments to retire stock, equity incentive units and stock options	—	—	—	(0.5)	—	—	(0.5)
Cash provided by (used in) intercompany activity	—	123.0	—	(130.3)	7.3	—	—
Exercise of stock options	—	—	—	0.2	—	—	0.2
Distributions paid to non-controlling interests	—	—	—	(2.3)	—	—	(2.3)

Net cash provided by (used in) financing activities	—	115.1	—	(132.9)	7.2	—	(10.6)

Net increase (decrease) in cash and cash equivalents	—	—	—	(26.8)	23.3	—	(3.5)
Cash and cash equivalents, beginning of period	—	—	—	38.5	85.1	—	123.6

Cash and cash equivalents, end of period	$—	$—	$—	$11.7	$108.4	$—	$120.1

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Vanguard Health Systems, Inc.

Condensed Consolidating Statements of Cash Flows
For the year ended June 30, 2008

		Issuers of	Issuers of	Guarantor	Combined		Total
	Parent	9.0% Notes	11.25% Notes	Subsidiaries	Non-Guarantors	Eliminations	Consolidated
	(In millions)

Operating activities:
Net income (loss)	$(0.7)	$(109.9)	$(19.8)	$52.1	$70.9	$9.7	$2.3
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Loss (income) from discontinued operations	—	—	—	(2.9)	3.2	—	0.3
Depreciation and amortization	—	—	—	116.8	14.2	—	131.0
Provision for doubtful accounts	—	—	—	196.9	8.7	—	205.6
Deferred income taxes	(2.2)	—	—	—	—	—	(2.2)
Amortization of loan costs	—	4.6	0.3	—	—	—	4.9
Accretion of principal on senior discount notes	—	—	19.5	—	—	—	19.5
Loss on disposal of assets	—	—	—	0.9	—	—	0.9
Stock compensation	2.5	—	—	—	—	—	2.5
Changes in operating assets and liabilities, net of effects of acquisitions:
Equity in earnings of subsidiaries	(3.7)	—	—	—	—	3.7	—
Accounts receivable	—	—	—	(217.5)	(6.1)	—	(223.6)
Inventories	—	—	—	(4.3)	0.2	—	(4.1)
Prepaid expenses and other current assets	(4.5)	—	—	(17.6)	2.4	—	(19.7)
Accounts payable	—	—	—	5.6	6.6	—	12.2
Accrued expenses and other liabilities	4.9	(0.2)	—	75.5	(21.6)	(13.4)	45.2

Net cash provided by (used in) operating activities — continuing operations	(3.7)	(105.5)	—	205.5	78.5	—	174.8
Net cash provided by operating activities — discontinued operations	—	—	—	0.2	1.3	—	1.5

Net cash provided by (used in) operating activities	(3.7)	(105.5)	—	205.7	79.8	—	176.3
Investing activities:
Acquisitions	—	—	—	(0.2)	—	—	(0.2)
Capital expenditures	—	—	—	(118.1)	(3.5)	—	(121.6)
Purchases of marketable securities	—	—	—	—	(90.0)	—	(90.0)
Sales of marketable securities	—	—	—	—	63.7	—	63.7
Other	—	—	—	—	1.5	—	1.5

Net cash used in investing activities — continuing operations	—	—	—	(118.3)	(28.3)	—	(146.6)
Net cash provided by (used in) operating activities — discontinued operations	—	—	—	3.1	(0.3)	—	2.8

Net cash used in investing activities	—	—	—	(115.2)	(28.6)	—	(143.8)
Financing activities:
Payments of long-term debt	—	(7.8)	—	—	—	—	(7.8)
Payments to retire stock, equity incentive units and stock options	—	—	—	(0.2)	—	—	(0.2)
Cash provided by (used in) intercompany activity	3.7	113.3	—	(17.0)	(100.0)	—	—
Exercise of stock options	—	—	—	0.2	—	—	0.2
Distributions paid to non-controlling interests	—	—	—	(3.2)	—	—	(3.2)

Net cash provided by (used in) financing activities	3.7	105.5	—	(20.2)	(100.0)	—	(11.0)

Net increase (decrease) in cash and cash equivalents	—	—	—	70.3	(48.8)	—	21.5
Cash and cash equivalents, beginning of period	—	—	—	11.7	108.4	—	120.1

Cash and cash equivalents, end of period	$—	$—	$—	$82.0	$59.6	$—	$141.6

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Vanguard Health Systems, Inc.

Condensed Consolidating Statements of Cash Flows
For the year ended June 30, 2009

		Issuers of	Issuers of	Guarantor	Combined		Total
	Parent	9.0% Notes	11.25% Notes	Subsidiaries	Non-Guarantors	Eliminations	Consolidated
	(In millions)

Operating activities:
Net income (loss)	$28.6	$(93.8)	$(22.1)	$135.7	$23.2	$(39.8)	$31.8
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Income from discontinued operations	—	—	—	(0.6)	(0.3)	—	(0.9)
Depreciation and amortization	—	—	—	116.4	14.2	—	130.6
Provision for doubtful accounts	—	—	—	200.7	10.1	—	210.8
Deferred income taxes	5.6	—	—	—	—	—	5.6
Amortization of loan costs	—	5.1	0.3	—	—	—	5.4
Accretion of principal on senior discount notes	—	—	21.8	—	—	—	21.8
Gain on disposal of assets	—	—	—	(2.3)	—	—	(2.3)
Stock compensation	4.4	—	—	—	—	—	4.4
Impairment loss	—	—	—	6.2	—	—	6.2
Realized holding loss on investments	—	—	—	—	0.6	—	0.6
Changes in operating assets and liabilities, net of effects of acquisitions:
Equity in earnings of subsidiaries	(49.2)	—	—	—	—	49.2	—
Accounts receivable	—	—	—	(182.2)	(3.0)	—	(185.2)
Inventories	—	—	—	0.8	0.2	—	1.0
Prepaid expenses and other current assets	—	—	—	7.6	(20.6)	—	(13.0)
Accounts payable	—	—	—	(24.6)	(2.7)	—	(27.3)
Accrued expenses and other liabilities	10.6	6.8	—	31.3	83.4	(9.4)	122.7

Net cash provided by (used in) operating activities — continuing operations	—	(81.9)	—	289.0	105.1	—	312.2
Net cash provided by operating activities — discontinued operations	—	—	—	0.6	0.3	—	0.9

Net cash provided by (used in) operating activities	—	(81.9)	—	289.6	105.4	—	313.1
Investing activities:
Acquisitions	—	—	—	(4.4)	—	—	(4.4)
Capital expenditures	—	—	—	(122.3)	(9.8)	—	(132.1)
Proceeds from asset dispositions	—	—	—	4.9	—	—	4.9
Other	—	—	—	(1.7)	(0.3)	—	(2.0)

Net cash used in investing activities	—	—	—	(123.5)	(10.1)	—	(133.6)
Financing activities:
Payments of long-term debt	—	(7.8)	—	—	—	—	(7.8)
Payments to retire stock, equity incentive units and stock options	—	—	—	(0.2)	—	—	(0.2)
Cash provided by (used in) intercompany activity	—	89.7	—	(74.7)	(15.0)	—	—
Distributions paid to non-controlling interests	—	—	—	(4.9)	—	—	(4.9)

Net cash provided by (used in) financing activities	—	81.9	—	(79.8)	(15.0)	—	(12.9)

Net increase in cash and cash equivalents	—	—	—	86.3	80.3	—	166.6
Cash and cash equivalents, beginning of period	—	—	—	82.0	59.6	—	141.6

Cash and cash equivalents, end of period	$—	$—	$—	$168.3	$139.9	$—	$308.2

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	Income Taxes

Significant components of income tax expense/benefit attributable to continuing operations are as follows (in millions):

	2007	2008	2009

Current:
Federal	$0.9	$1.5	$8.2
State	0.1	2.4	2.2

	1.0	3.9	10.4
Deferred:
Federal	(13.7)	(1.2)	7.9
State	(4.8)	(8.6)	(1.0)

	(18.5)	(9.8)	6.9
Change in valuation allowance	5.9	7.6	(1.3)

Total	$(11.6)	$1.7	$16.0

The following table presents the income taxes associated with continuing operations and discontinued operations as reflected in the accompanying consolidated statements of operations (in millions).

	2007	2008	2009

Continuing operations	$(11.6)	$1.7	$16.0
Discontinued operations	(9.5)	(0.2)	0.6

Total	$(21.1)	$1.5	$16.6

The increases in the valuation allowance during all three years presented result from state net operating loss carryforwards that may not ultimately be utilized because of the uncertainty regarding Vanguard’s ability to generate taxable income in certain states. The effective income tax rate differed from the federal statutory rate for the years ended June 30, 2007, 2008 and 2009 as follows:

	2007	2008	2009

Income tax expense at federal statutory rate	35.0%	35.0%	35.0%
Income tax expense at state statutory rate	3.6	(564.6)	0.9
Nondeductible expenses and other	(0.6)	44.0	3.6
Change in valuation allowance	(4.7)	616.4	(2.9)
Book income of consolidated partnership attributable to non-controlling interests	0.2	(91.3)	(2.5)
Nondeductible impairment loss	(24.0)	—	—

Effective income tax rate	9.5%	39.5%	34.1%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

components of Vanguard’s deferred tax assets and liabilities as of June 30, 2008 and 2009, were as follows (in millions):

	2008	2009

Deferred tax assets:
Net operating loss carryover	$69.7	$33.7
Excess tax basis over book basis of accounts receivable	8.2	10.2
Accrued expenses and other	24.7	42.2
Deferred loan costs	2.3	1.4
Professional and general liabilities reserves	16.4	21.6
Health plan claims, workers compensation and employee health reserves	9.4	13.7
Alternative minimum tax credit and other credits	3.4	—
Deferred interest expense	—	30.9

Total deferred tax assets	134.1	153.7
Valuation allowance	(29.9)	(28.6)

Total deferred tax assets, net of valuation allowance	104.2	125.1
Deferred tax liabilities:
Depreciation, amortization and fixed assets basis differences	29.3	33.1
Excess book basis over tax basis of prepaid assets and other	8.0	24.4

Total deferred tax liabilities	37.3	57.5

Net deferred tax assets and liabilities	$66.9	$67.6

Net non-current deferred tax assets of $42.4 million and $38.0 million as of June 30, 2008 and 2009, respectively, are included in the accompanying consolidated balance sheets in other assets. Net current deferred tax assets were $24.5 million and $29.6 million as of June 30, 2008 and 2009, respectively.

As of June 30, 2009, Vanguard had generated net operating loss (“NOL”) carryforwards for federal income tax purposes and state income tax purposes of approximately $9.0 million and $560.0 million, respectively. The significant decrease in the federal income tax NOL carryforward from $107.0 million as of June 30, 2008 to $9.0 million as of June 30, 2009 and the related $30.9 million deferred tax asset recognized during fiscal 2009 is primarily due to certain interest deductions that Vanguard determined will not be deductible until paid. The federal and state NOL carryforwards expire from 2020 to 2027 and 2010 to 2028, respectively. Approximately $2.5 million of these NOLs are subject to annual limitations for federal purposes. These limitations are not expected to significantly affect Vanguard’s ability to ultimately recognize the benefit of these NOLs in future years.

Accounting for Uncertainty in Income Taxes

Vanguard recorded a $0.4 million net liability for unrecognized tax benefits, accrued interest and penalties upon the adoption of new guidance related to accounting for uncertainty in income taxes on July 1, 2007.

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The table below summarizes the total changes in unrecognized tax benefits during the years ended June 30, 2008 and 2009 (in millions).

Balance at July 1, 2007	$0.4
Additions based on tax positions related to the current year	—
Additions for tax positions of prior years	0.2
Reductions for tax positions of prior years	—
Settlements	—

Balance at June 30, 2008	$0.6
Additions based on tax positions related to the current year	—
Additions for tax positions of prior years	2.9
Reductions for tax positions of prior years	(0.3)
Settlements	—

Balance at June 30, 2009	$3.2

The $3.2 million balance as of June 30, 2009 of unrecognized tax benefits would impact the effective tax rate if recognized.

Interest incurred on an underpayment of income taxes, when the tax law required interest to be paid, and penalties, when a tax position does not meet the minimum statutory threshold to avoid payment of penalties, may be classified in income taxes, interest expense or another appropriate expense classification based on the accounting policy election of the company. Vanguard has elected to classify interest and penalties related to the unrecognized tax benefits as a component of income tax expense. During the years ended June 30, 2008 and 2009, Vanguard recognized approximately $20,000 and $40,000, respectively, of such interest and penalties.

$2.6 million of the current year increase in the liability for uncertainty in income taxes was formerly accounted for as a reduction in Vanguard’s net operating loss carryforward deferred tax asset. This amount is now accounted for as a tax liability due to Vanguard utilizing its federal net operating loss carryforward during the period.

Vanguard’s U.S. federal income tax returns for tax years 2005 and beyond remain subject to examination by the Internal Revenue Service.

11.	Stockholders’ Equity

Vanguard has the authority to issue 1,000,000 shares of common stock, par value $.01 per share.

Common Stock of Vanguard and Class A Membership Units of Holdings

In connection with the Blackstone merger, Blackstone, Morgan Stanley Capital Partners and its affiliates (collectively, “MSCP”), management and other investors purchased $624.0 million of Class A Membership Units of Holdings. Holdings then invested the $624.0 million in the common stock of Vanguard, and in addition Blackstone invested $125.0 million directly in the common stock of Vanguard. In February 2005, other investors purchased approximately $0.6 million of Class A membership units of Holdings. Holdings then invested the $0.6 million in the common stock of Vanguard.

Equity Incentive Membership Units of Holdings

In connection with the Blackstone merger, certain members of senior management purchased Class B, Class C and Class D membership units in Holdings (collectively the “equity incentive units”) for approximately $5.7 million pursuant to the Amended and Restated Limited Liability Company Operating Agreement of Holdings dated September 23, 2004 (“LLC Agreement”). Vanguard determined the value of the equity incentive units by utilizing

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

appraisal information. The Class B and D units vest 20% on each of the first five anniversaries of the purchase date, while the Class C units vest on the eighth anniversary of the purchase date subject to accelerated vesting upon the occurrence of a sale by Blackstone of at least 25% of its Class A units at a price per unit exceeding 2.5 times the per unit price paid on September 23, 2004. Upon a change of control (as defined in the LLC Agreement), all Class B and D units fully vest, and Class C units fully vest if the change in control constitutes a liquidity event (as defined in the LLC Agreement). In exchange for a cash payment of $5.7 million, Vanguard issued to Holdings 83,890 warrants with an exercise price of $1,000 per share and 35,952 warrants with an exercise price of $3,000 per share to purchase Vanguard’s common stock. The warrants may be exercised at any time. Vanguard reserved 119,842 shares of its common stock to be issued upon exercise of the warrants.

During the years ended June 30, 2007, 2008 and 2009, Vanguard and Holdings repurchased a total of 7,491 outstanding equity incentive units from former executive officers for approximately $0.4 million. The purchase price for unvested units was based upon the lower of cost or fair market value (determined by an independent appraisal) or the lower of cost or fair market value less a 25% discount, as set forth in the LLC Agreement. The purchase price for vested units was fair market value or fair market value less a 25% discount.

Put and Call Features of Acquisition Subsidiary Stock

For a period of 30 days commencing June 1, 2007 and each June 1 thereafter, University of Chicago Hospitals (“UCH”) has the right to require Vanguard to purchase its shares in the subsidiary that acquired Louis A. Weiss Memorial Hospital for a purchase price equal to four times the acquisition subsidiary’s Adjusted EBITDA (as defined in the stockholders agreement between the parties) for the most recent 12 months of operations less all indebtedness of the acquisition subsidiary (including capital leases) at such time, multiplied by UCH’s percentage interest in the acquisition subsidiary on the date of purchase. Similarly, during the same 30-day periods, Vanguard has the right to require UCH to sell to it UCH’s shares in the acquisition subsidiary for a purchase price equal to the greater of (i) six times the acquisition subsidiary’s Adjusted EBITDA (as defined in the stockholders agreement among the parties) for the most recent 12 months of operations less all indebtedness of the acquisition subsidiary (including capital leases) at such time, times UCH’s percentage interest in the acquisition subsidiary on the date of purchase, and (ii) the price paid by UCH for its interest in the acquisition subsidiary minus dividends or other distributions to UCH in respect of that interest.

12.	Comprehensive Income (Loss)

Comprehensive income consists of two components: net income (loss) and other comprehensive income (loss). Other comprehensive income refers to revenues, expenses, gains and losses that are recorded as an element of equity but are excluded from net income. The following table presents the components of comprehensive income (loss) for the years ended June 30, 2007, 2008 and 2009 (in millions).

	June 30,	June 30	June 30
	2007	2008	2009

Net income (loss)	$(130.1)	$2.3	$31.8
Change in fair value of interest rate swap	—	4.6	(11.5)
Change in unrealized holding losses on auction rate securities	—	—	(4.1)
Change in income tax (expense) benefit	—	(1.8)	6.0

Comprehensive income (loss)	$(130.1)	$5.1	$22.2

The components of accumulated other comprehensive income (loss) as of June 30, 2008 and June 30, 2009 are as follows (in millions).

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	June 30,	June 30,
	2008	2009

Fair value of interest rate swap	$4.6	$(6.9)
Unrealized holding loss on investments in auction rate securities	—	(4.1)
Income tax (expense) benefit	(1.8)	4.2

Accumulated other comprehensive income (loss)	$2.8	$(6.8)

13.	Stock Based Compensation

As previously discussed, Vanguard used the minimum value pricing model to determine stock compensation costs related to stock option grants prior to July 1, 2006. On July 1, 2006, Vanguard adopted new guidance, to account for stock option grants subsequent to July 1, 2006 using a Black-Scholes pricing model. Vanguard adopted this guidance on a prospective basis. During fiscal years 2007, 2008 and 2009, Vanguard incurred stock compensation of $1.2 million and $2.5 million and $4.4 million, respectively, related to grants under its 2004 Stock Incentive Plan.

2004 Stock Incentive Plan

After the Blackstone merger, Vanguard adopted the 2004 Stock Incentive Plan (“the 2004 Option Plan”). As of June 30, 2009, the 2004 Option Plan, as amended, allows for the issuance of up to 105,611 options to purchase common stock of Vanguard to its employees, members of its board of directors or other service providers of Vanguard or any of its affiliates. The stock options may be granted as Liquidity Event Options, Time Options or Performance Options at the discretion of the Board. The Liquidity Event Options vest 100% at the eighth anniversary of the date of grant and have an exercise price per share as determined by the Board or a committee thereof. The Time Options vest 20% at each of the first five anniversaries of the date of grant and have an exercise price per share as determined by the Board or a committee thereof. The Performance Options vest 20% at each of the first five anniversaries of the date of grant and have an exercise price equal to $3,000 per share or as determined by the Board. The Time Options and Performance Options immediately vest upon a change of control, while the Liquidity Event Options immediately vest only upon a qualifying Liquidity Event, as defined in the Plan Document. As of June 30, 2009, 102,455 options were outstanding under the 2004 Option Plan, as amended.

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following tables summarize options transactions during the years ended June 30, 2007, 2008 and 2009.

	2004 Stock Incentive Plan
		Wtd Avg
	# of	Exercise
	Options	Price

Options outstanding at June 30, 2006	70,657	$1,644.12
Options granted	10,110	1,715.06
Options exercised	(195)	1,000.00
Options cancelled	(14,998)	1,624.81

Options outstanding at June 30, 2007	65,574	1,661.39
Options granted	30,583	1,611.90
Options exercised	(168)	1,038.49
Options cancelled	(7,291)	1,667.85

Options outstanding at June 30, 2008	88,698	1,644.97
Options granted	17,341	1,634.36
Options exercised	—	—
Options cancelled	(3,584)	1,648.93

Options outstanding at June 30, 2009	102,455	$1,643.04

Options available for grant at June 30, 2009	2,652	$1,640.19

Options exercisable at June 30, 2009	27,436	$1,960.02

The following table provides information relating to the 2004 Option Plan during each period presented.

	Year Ended June 30,
	2007	2008	2009

Weighted average fair value of options granted during each year	$590.70	$408.59	$315.20
Intrinsic value of options exercised during each year (in millions)	$0.1	$0.1	$—
Fair value of outstanding options that vested during each year (in millions)	$1.0	$1.2	$1.6

The following table sets forth certain information regarding vested options at June 30, 2009, options expected to vest subsequent to June 30, 2009 and the total options expected to vest over the life of all options granted.

		Additional
		Expected	Total
	Currently	to	Expected
	Vested	Vest	to Vest

Number of options at June 30, 2009	27,436	54,584	82,020
Weighted average exercise price	$1,960.02	$1,192.32	$1,449.12
Aggregate intrinsic value at June 30, 2009 (in millions)	$5.9	$13.4	$19.2
Weighted average remaining contractual term	6.43 years	7.5 years	7.1 years

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	Defined Contribution Plan

Effective June 1, 1998, Vanguard adopted its defined contribution employee benefit plan, the Vanguard 401(k) Retirement Savings Plan (the “401(k) Plan”). The 401(k) Plan is a multiple employer defined contribution plan whereby employees who are age 21 or older are eligible to participate.

The 401(k) Plan allows eligible employees to make contributions of 2% to 20% of their annual compensation. Employer matching contributions, which vary by employer, vest 20% after two years of service and continue vesting at 20% per year until fully vested. For purposes of determining vesting percentages in the 401(k) Plan, many employees received credit for years of service with their respective predecessor companies. Vanguard’s matching expense for the years ended June 30, 2007, 2008 and 2009 was approximately $13.8 million, $14.5 million and $15.7 million, respectively.

15.	Leases

Vanguard leases certain real estate properties and equipment under operating leases having various expiration dates. Future minimum operating lease payments under non-cancelable leases for each fiscal year presented below are approximately as follows (in millions).

Operating
Leases

2010	$30.4
2011	25.8
2012	22.3
2013	17.8
2014	14.4
Thereafter	42.3

Total minimum lease payments	$153.0

During the years ended June 30, 2007, 2008 and 2009, rent expense was approximately $37.4 million, $41.8 million and $43.5 million, respectively.

16.	Contingencies and Healthcare Regulation

Contingencies

Vanguard is presently, and from time to time, subject to various claims and lawsuits arising in the normal course of business. In the opinion of management, the ultimate resolution of these matters is not expected to have a material adverse effect on Vanguard’s financial position or results of operations.

Professional and General Liability Insurance

Given the nature of its operating environment, Vanguard is subject to professional and general liability claims and related lawsuits in the ordinary course of business. For professional and general liability claims incurred from June 1, 2002 to May 31, 2006, Vanguard’s wholly owned captive subsidiary insured its risks at a $10.0 million retention level. For claims incurred from June 1, 2006 to June 30, 2009, Vanguard self-insured the first $9.0 million per claim, and the captive subsidiary insured the next $1.0 million per claim. Vanguard’s captive subsidiary maintains excess coverage from independent third party insurers on a claims-made basis for individual claims exceeding $10.0 million up to $75.0 million, but limited to total annual payments of $65.0 million in the aggregate. In April 2009, a jury awarded damages to the plaintiff in a professional liability case against one of Vanguard’s hospitals in the amount of approximately $14.9 million, which exceeded Vanguard’s captive subsidiary’s $10.0 million self insured limit. Based upon this verdict, Vanguard increased its professional and general liability

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

reserve for the year ended June 30, 2009, by the excess of the verdict amount over its previously established case reserve estimate and recorded a receivable from its captive subsidiary’s third party excess carrier for that portion exceeding $10.0 million. Vanguard then reduced this receivable by the additional premium due to the excess carrier under Vanguard’s retrospectively rated insurance policy for that particular policy year. Vanguard has appealed this verdict since most of the verdict represented non-economic damages like pain and suffering, but can not predict whether or not the verdict will be reduced upon appeal at this time.

Governmental Regulation

Laws and regulations governing the Medicare, Medicaid and other federal healthcare programs are complex and subject to interpretation. Vanguard’s management believes that it is in compliance with all applicable laws and regulations in all material respects. However, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties, and exclusion from the Medicare, Medicaid and other federal healthcare programs. Vanguard is not aware of any material regulatory proceeding or investigation underway or threatened involving allegations of potential wrongdoing.

Reimbursement

Final determination of amounts earned under prospective payment and cost-reimbursement activities is subject to review by appropriate governmental authorities or their agents. In the opinion of Vanguard’s management, adequate provision has been made for any adjustments that may result from such reviews.

Laws and regulations governing the Medicare and Medicaid and other federal healthcare programs are complex and subject to interpretation. Vanguard’s management believes that it is in compliance with all applicable laws and regulations in all material respects and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing related to Medicare and Medicaid programs. While no such regulatory inquiries have been made, Vanguard’s compliance with such laws and regulations is subject to future government review and interpretation. Non-compliance with such laws and regulations could result in significant regulatory action including fines, penalties, and exclusion from the Medicare, Medicaid and other federal healthcare programs.

Acquisitions

Vanguard has acquired and may continue to acquire businesses with prior operating histories. Acquired companies may have unknown or contingent liabilities, including liabilities for failure to comply with healthcare laws and regulations, such as billing and reimbursement, fraud and abuse and similar anti-referral laws. Although Vanguard institutes policies designed to conform practices to its standards following the completion of its acquisitions, there can be no assurance that it will not become liable for past activities of prior owners that may later be asserted to be improper by private plaintiffs or government agencies. Although Vanguard generally seeks to obtain indemnification from prospective sellers covering such matters, there can be no assurance that any such matter will be covered by indemnification, or if covered, that such indemnification will be adequate to cover potential losses and fines.

Employment-Related Agreements

Effective June 1, 1998, Vanguard executed employment agreements with three of its current senior executive officers. Vanguard executed an employment agreement with a fourth current senior executive officer on September 1, 1999. The employment agreements were amended on September 23, 2004 to extend the term of each employment agreement another 5 years and to provide that the Blackstone merger did not constitute a change of control, as defined in the agreements. On November 15, 2007, Vanguard entered into written employment agreements with two other executive officers for terms expiring on November 15, 2012. The employment agreements will renew automatically for additional one-year periods, unless terminated by Vanguard or the

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

executive officer. The employment agreements provide, among other things, for minimum salary levels, for participation in bonus plans, and for amounts to be paid as liquidated damages in the event of a change in control or termination by Vanguard without cause.

Vanguard has executed severance protection agreements (“severance agreements”) between Vanguard and each of its other officers who do not have employment agreements. The severance agreements are automatically extended for successive one year terms at the discretion of Vanguard unless a change in control occurs, as defined in the severance agreement, at which time the severance agreement continues in effect for a period of not less than three years beyond the date of such event. Vanguard may be obligated to pay severance payments as set forth in the severance agreements in the event of a change in control and the termination of the executive’s employment of Vanguard.

Guarantees

Physician Guarantees

In the normal course of its business, Vanguard enters into physician relocation agreements under which it guarantees minimum monthly income, revenues or collections or guarantees reimbursement of expenses up to maximum limits to physicians during a specified period of time (typically, 12 months to 24 months). In return for the guarantee payments, the physicians are required to practice in the community for a stated period of time (typically, 3 to 4 years) or else return the guarantee payments to Vanguard. Vanguard records a liability at fair value for all guarantees entered into on or after January 1, 2006. Vanguard determines this liability and an offsetting intangible asset by calculating an estimate of expected payments to be made over the guarantee period. Vanguard reduces the liability as it makes guarantee payments and amortizes the intangible asset over the term of the physicians’ relocation agreements. Vanguard also estimates the fair value of liabilities and offsetting intangible assets related to payment guarantees for physician service agreements for which no repayment provisions exist. As of June 30, 2009, Vanguard had a net intangible asset of $8.4 million and a remaining liability of $3.0 million related to these physician income and service guarantees. The maximum amount of Vanguard’s unpaid physician income and service guarantees as of June 30, 2009 was approximately $5.1 million.

Other Guarantees

As part of its contract with the Arizona Health Care Cost Containment System, one of Vanguard’s health plans, Phoenix Health Plan, is required to maintain a performance guarantee, the amount of which is based upon Plan membership and capitation premiums received. As of June 30, 2009, Vanguard maintained this performance guarantee in the form of $40.0 million of surety bonds with independent third party insurers collateralized by letters of credit of approximately $5.0 million. These surety bonds expire on September 30, 2009.

17.	Related Party Transactions

Pursuant to the Blackstone merger agreement, Vanguard entered into a transaction and monitoring fee agreement with Blackstone and Metalmark Subadvisor LLC (“Metalmark SA”), which is an affiliate of Metalmark Capital LLC, which has shared voting or investment power in Holdings’ units owned by the MSCP Funds. Under the terms of the agreement, Vanguard agreed to pay Blackstone and Metalmark SA an annual monitoring fee of $4.0 million and $1.2 million, respectively, plus out of pocket expenses. The monitoring fee represents compensation to Blackstone and Metalmark SA for their advisory and consulting services with respect to financing transactions, strategic decisions, dispositions or acquisitions of assets and other Vanguard affairs from time to time. Blackstone also has the option under the agreement to elect at any time in anticipation of a change in control or initial public offering to require Vanguard to pay both Blackstone and Metalmark SA a lump sum monitoring fee, calculated as the net present value of future annual monitoring fees assuming a remaining ten-year payment period, in lieu of the remaining annual monitoring fee payments. If Blackstone chooses a lump sum payment, Metalmark SA is entitled to receive not less than 15% of the sum of the initial $20.0 million Blackstone transaction fee and the

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

cumulative monitoring fees and lump sum monitoring fee paid to Blackstone less the cumulative aggregate monitoring fees paid to Metalmark SA to date. During the years ended 2007 and 2009, Vanguard paid $4.0 million and $1.2 million in monitoring fees to Blackstone and Metalmark SA, respectively. During fiscal 2008, Vanguard paid approximately $5.2 million and $1.2 million in monitoring fees and expenses to Blackstone and Metalmark SA, respectively.

Blackstone and Metalmark SA have the ability to control Vanguard’s policies and operations, and their interests may not in all cases be aligned with Vanguard’s interests. Vanguard also conducts business with other entities controlled by Blackstone or Metalmark SA. Vanguard’s results of operations could be materially different as a result of Blackstone and Metalmark SA’s control than such results would be if Vanguard were autonomous.

Effective July 1, 2008, Vanguard entered into an Employer Health Program Agreement with Equity Healthcare LLC (“Equity Healthcare”), which is an affiliate of Blackstone. Equity Healthcare negotiates with providers of standard administrative services for health benefit plans as well as other related services for cost discounts and quality of service monitoring capability by Equity Healthcare. Equity Healthcare receives from Vanguard a fee of $2 per employee per month (“PEPM Fee”). As of June 30, 2009, Vanguard has approximately 11,750 employees enrolled in these health and welfare benefit plans.

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18.	Segment Information

Vanguard’s acute care hospitals and related healthcare businesses are similar in their activities and economic environments in which they operate (i.e. urban markets). Accordingly, Vanguard’s reportable operating segments consist of 1) acute care hospitals and related healthcare businesses, collectively, and 2) health plans consisting of MacNeal Health Providers, a contracting entity for MacNeal Hospital and Weiss Memorial Hospital in the metropolitan Chicago area, Phoenix Health Plan, a Medicaid managed health plan operating in Arizona, and Abrazo Advantage Health Plan, a Medicare and Medicaid dual eligible managed health plan operating in Arizona. The following tables provide financial information by business segment for the years ended June 30, 2007, 2008 and 2009.

	For the Year Ended June 30, 2007
		Acute Care
	Health Plans	Services	Eliminations	Consolidated
		(In millions)

Patient service revenues(1)	$—	$2,179.3	$—	$2,179.3
Capitation premiums	401.4	—	—	401.4
Inter-segment revenues	—	34.2	(34.2)	—

Total revenues	401.4	2,213.5	(34.2)	2,580.7
Salaries and benefits (excludes stock compensation of $1.2 million)	14.7	1,052.0	—	1,066.7
Supplies	0.2	421.6	—	421.8
Health plan claims expense(1)	297.0	—	—	297.0
Provision for doubtful accounts	—	175.2	—	175.2
Other operating expenses — external	27.3	347.7	—	375.0
Operating expenses — inter-segment	34.2	—	(34.2)	—

Total operating expenses	373.4	1,996.5	(34.2)	2,335.7

Segment EBITDA(2)	28.0	217.0	—	245.0
Depreciation and amortization	4.3	114.3	—	118.6
Interest, net	(5.8)	129.6	—	123.8
Equity method income	—	(0.9)	—	(0.9)
Stock compensation	—	1.2	—	1.2
Gain on disposal of assets	—	(4.1)	—	(4.1)
Impairment loss	—	123.8	—	123.8
Monitoring fees and expenses	—	5.2	—	5.2

Income (loss) from continuing operations before income taxes	$29.5	$(152.1)	$—	$(122.6)

Segment assets	$197.3	$2,340.8	$—	$2,538.1

Capital expenditures	$0.2	$164.1	$—	$164.3

(1)	Vanguard eliminates in consolidation those patient service revenues earned by its hospitals and related healthcare facilities attributable to services provided to enrollees in its owned health plans and also eliminates the corresponding medical claims expenses incurred by the health plans for those services.

footnotes continued on following page

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(2)	Segment EBITDA is defined as income before interest expense (net of interest income), income taxes, depreciation and amortization, equity method income or loss, stock compensation, debt extinguishment costs, gain or loss on disposal of assets, monitoring fees and expenses, impairment loss, realized loss on investments, discontinued operations and non-controlling interests. Management uses Segment EBITDA to measure performance for Vanguard’s segments and to develop strategic objectives and operating plans for those segments. Segment EBITDA eliminates the uneven effect of non-cash depreciation of tangible assets and amortization of intangible assets, much of which results from acquisitions accounted for under the purchase method of accounting. Segment EBITDA also eliminates the effects of changes in interest rates which management believes relate to general trends in global capital markets, but are not necessarily indicative of the operating performance of Vanguard’s segments. Management believes that Segment EBITDA provides useful information about the financial performance of Vanguard’s segments to investors, lenders, financial analysts and rating agencies. Additionally, management believes that investors and lenders view Segment EBITDA as an important factor in making investment decisions and assessing the value of Vanguard. Segment EBITDA is not a substitute for net income, operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Segment EBITDA, as presented, may not be comparable to similarly titled measures of other companies.

	For the Year Ended June 30, 2008
		Acute Care
	Health Plans	Services	Eliminations	Consolidated
		(In millions)

Patient service revenues(1)	$—	$2,340.5	$—	$2,340.5
Capitation premiums	450.2	—	—	450.2
Inter-segment revenues	—	31.2	(31.2)	—

Total revenues	450.2	2,371.7	(31.2)	2,790.7
Salaries and benefits (excludes stock compensation of $2.5 million)	16.0	1,134.2	—	1,150.2
Supplies	0.2	434.3	—	434.5
Health plan claims expense(1)	328.2	—	—	328.2
Provision for doubtful accounts	—	205.6	—	205.6
Other operating expenses — external	29.9	375.9	—	405.8
Operating expenses — inter-segment	31.2	—	(31.2)	—

Total operating expenses	405.5	2,150.0	(31.2)	2,524.3

Segment EBITDA(2)	44.7	221.7	—	266.4
Depreciation and amortization	4.2	126.8	—	131.0
Interest, net	(4.5)	126.6	—	122.1
Equity method income	—	(0.7)	—	(0.7)
Stock compensation	—	2.5	—	2.5
Loss on disposal of assets	—	0.9	—	0.9
Monitoring fees and expenses	—	6.3	—	6.3

Income (loss) from continuing operations before income taxes	$45.0	$(40.7)	$—	$4.3

Segment assets	$181.5	$2,400.8	$—	$2,582.3

Capital expenditures	$0.6	$121.0	$—	$121.6

footnotes continued on following page

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(1)	Vanguard eliminates in consolidation those patient service revenues earned by its hospitals and related healthcare facilities attributable to services provided to enrollees in its owned health plans and also eliminates the corresponding medical claims expenses incurred by the health plans for those services.

(2)	Segment EBITDA is defined as income before interest expense (net of interest income), income taxes, depreciation and amortization, equity method income or loss, stock compensation, debt extinguishment costs, gain or loss on disposal of assets, monitoring fees and expenses, impairment loss, realized loss on investments, discontinued operations and non-controlling interests. Management uses Segment EBITDA to measure performance for Vanguard’s segments and to develop strategic objectives and operating plans for those segments. Segment EBITDA eliminates the uneven effect of non-cash depreciation of tangible assets and amortization of intangible assets, much of which results from acquisitions accounted for under the purchase method of accounting. Segment EBITDA also eliminates the effects of changes in interest rates which management believes relate to general trends in global capital markets, but are not necessarily indicative of the operating performance of Vanguard’s segments. Management believes that Segment EBITDA provides useful information about the financial performance of Vanguard’s segments to investors, lenders, financial analysts and rating agencies. Additionally, management believes that investors and lenders view Segment EBITDA as an important factor in making investment decisions and assessing the value of Vanguard. Segment EBITDA is not a substitute for net income, operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Segment EBITDA, as presented, may not be comparable to similarly titled measures of other companies.

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	For the Year Ended June 30, 2009
		Acute Care
	Health Plans	Services	Eliminations	Consolidated
		(In millions)

Patient service revenues(1)	$—	$2,521.7	$—	$2,521.7
Capitation premiums	678.0	—	—	678.0
Inter-segment revenues	—	34.0	(34.0)	—

Total revenues	678.0	2,555.7	(34.0)	3,199.7
Salaries and benefits (excludes stock compensation of $4.4 million)	30.6	1,205.1	—	1,235.7
Supplies	0.3	456.0	—	456.3
Health plan claims expense(1)	525.6	—	—	525.6
Provision for doubtful accounts	—	210.8	—	210.8
Other operating expenses — external	36.4	432.5	—	468.9
Operating expenses — inter-segment	34.0	—	(34.0)	—

Total operating expenses	626.9	2,304.4	(34.0)	2,897.3

Segment EBITDA(2)	51.1	251.3	—	302.4
Depreciation and amortization	4.1	126.5	—	130.6
Interest, net	(0.6)	112.2	—	111.6
Equity method income	—	(0.8)	—	(0.8)
Stock compensation	—	4.4	—	4.4
Gain on disposal of assets	—	(2.3)	—	(2.3)
Monitoring fees and expenses	—	5.2	—	5.2
Realized loss on investments	—	0.6	—	0.6
Impairment loss	—	6.2	—	6.2

Income (loss) from continuing operations before income taxes	$47.6	$(0.7)	$—	$46.9

Segment assets	$250.3	$2,480.8	$—	$2,731.1

Capital expenditures	$1.7	$130.4	$—	$132.1

(1)	Vanguard eliminates in consolidation those patient service revenues earned by its hospitals and related healthcare facilities attributable to services provided to enrollees in its owned health plans and also eliminates the corresponding medical claims expenses incurred by the health plans for those services.

(2)	Segment EBITDA is defined as income before interest expense (net of interest income), income taxes, depreciation and amortization, equity method income or loss, stock compensation, debt extinguishment costs, gain or loss on disposal of assets, monitoring fees and expenses, impairment loss, realized loss on investments, discontinued operations and non-controlling interests. Management uses Segment EBITDA to measure performance for Vanguard’s segments and to develop strategic objectives and operating plans for those segments. Segment EBITDA eliminates the uneven effect of non-cash depreciation of tangible assets and amortization of intangible assets, much of which results from acquisitions accounted for under the purchase method of accounting. Segment EBITDA also eliminates the effects of changes in interest rates which management believes relate to general trends in global capital markets, but are not necessarily indicative of the operating performance of Vanguard’s segments. Management believes that Segment EBITDA provides useful footnotes continued on following page

VANGUARD HEALTH SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

information about the financial performance of Vanguard’s segments to investors, lenders, financial analysts and rating agencies. Additionally, management believes that investors and lenders view Segment EBITDA as an important factor in making investment decisions and assessing the value of Vanguard. Segment EBITDA is not a substitute for net income, operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Segment EBITDA, as presented, may not be comparable to similarly titled measures of other companies.

19.	Unaudited Quarterly Operating Results

The following table presents summarized unaudited quarterly results of operations for the fiscal years ended June 30, 2008 and 2009. Management believes that all necessary adjustments have been included in the amounts stated below for a fair presentation of the results of operations for the periods presented when read in conjunction with Vanguard’s consolidated financial statements for the fiscal years ended June 30, 2008 and 2009. Results of operations for a particular quarter are not necessarily indicative of results of operations for an annual period and are not predictive of future periods (in millions).

	September 30,	December 31,	March 31,	June 30,
	2007	2007	2008	2008

Total revenues	$662.5	$686.0	$725.6	$716.6
Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$(6.9)	$0.5	$6.5	$(0.8)

	September 30,	December 31,	March 31,	June 30,
	2008	2008	2009	2009

Total revenues	$719.0	$792.6	$858.0	$830.1
Net income attributable to Vanguard Health Systems, Inc. stockholders	$0.9	$10.1	$15.8	$1.8

20.	Subsequent Events (unaudited)

In January 2010, Vanguard determined that the remaining $43.1 million of goodwill associated with its two Chicago hospitals was impaired based upon an interim goodwill impairment test. Vanguard’s Chicago hospitals have experienced deteriorating economic factors that have negatively impacted their results of operations and cash flows. After having an opportunity to evaluate the operating results of the Chicago hospitals for the first six months of fiscal year 2010 and to reassess the market trends and economic factors, Vanguard concluded that it was unlikely that previously projected future cash flows for these hospitals would be achieved. Vanguard performed an interim goodwill impairment test for this reporting unit utilizing revised projected future cash flows, market participant data and appraisal information and determined that all of the goodwill related to this reporting unit was impaired. Vanguard will record the $43.1 million ($31.8 million, net of taxes) non-cash impairment loss in its condensed consolidated statement of operations for the quarter ended December 31, 2009.

On January 14, 2010, Vanguard announced that certain of its wholly-owned subsidiaries have commenced cash tender offers and consent solicitations for any and all of its 9.0% Notes and 11.25% Notes. Vanguard also announced its plan to issue up to $1.0 billion of senior notes due 2018 in a private placement and to replace its existing senior credit facilities with new senior credit facilities that will include a $765.0 million term loan facility maturing in January 2016 and a $260.0 million revolving loan facility maturing in January 2015. Vanguard expects to use the net proceeds from the offering of the new senior notes, along with cash on hand, to fund the tender offers, to make a partial equity redemption to existing stockholders and to pay fees and related expenses.